  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 1996.

                                                REGISTRATION NO. 333-04543

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                              IKOS SYSTEMS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------
              DELAWARE                                 77-0100318
   (STATE OR OTHER JURISDICTION OF        (I.R.S. EMPLOYER IDENTIFICATION NO.)
   INCORPORATION OR ORGANIZATION)

     19050 PRUNERIDGE AVENUE, CUPERTINO, CALIFORNIA 95014  (408) 255-4567
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                                RAMON A. NUNEZ
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              IKOS SYSTEMS, INC.
             19050 PRUNERIDGE AVENUE, CUPERTINO, CALIFORNIA 95014
                                (408) 255-4567
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                               ----------------
                                  COPIES TO:
       JAMES M. KOSHLAND, ESQ.                    STANTON D. WONG, ESQ.
       KIRK O. WILLIAMS, ESQ.                  GABRIELLA A. LOMBARDI, ESQ.
        KELLY L. CANADY, ESQ.                    WILLIAM A. HINES, ESQ.
    GRAY CARY WARE & FREIDENRICH              PILLSBURY MADISON & SUTRO LLP
     A PROFESSIONAL CORPORATION                       P.O. BOX 7880
 400 HAMILTON AVENUE, PALO ALTO, CA           SAN FRANCISCO, CA 94120-7880
                94301
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

  IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE
FOLLOWING BOX.                                                              [_]

  IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON
A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR
INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX.                       [_]

  IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER
EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING.                     [_]

  IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT
FOR THE SAME OFFERING.                                                      [_]

  IF THE DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE
434, PLEASE CHECK THE FOLLOWING BOX.                                        [_]
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- -------------------------------------------------------------------------------

                                           PROPOSED
                                           MAXIMUM        PROPOSED
 TITLE OF EACH CLASS OF      AMOUNT       AGGREGATE       MAXIMUM      AMOUNT OF
    SECURITIES TO BE         TO BE      OFFERING PRICE   AGGREGATE    REGISTRATION
       REGISTERED        REGISTERED(1)   PER SHARE(2)  OFFERING PRICE    FEE(3)
- ----------------------------------------------------------------------------------
Common Stock ($0.01 par
 value)................  685,619 shares    $20.4375     $14,012,338      $4,832

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(1) Includes 89,429 shares issuable upon exercise of an option granted to the Underwriters to cover over-allotments, if any.

(2) Estimated pursuant to Rule 457(c) solely for the purpose of computing the registration fee and based on the average of the high and low prices of the Common Stock of IKOS Systems, Inc. as reported on the Nasdaq National Market on June 25, 1996.

(3) Previously paid to the Commission in the amount of $11,708 on May 24, 1996 with the filing of the Registration Statement.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS      SUBJECT TO COMPLETION, DATED JUNE 26, 1996

                              596,190 Shares

                      [LOGO OF IKOS SYSTEMS APPEARS HERE]

                                  Common Stock

                                 -------------

  Of the 596,190 shares of Common Stock offered hereby, 500,000 shares are being sold by IKOS Systems, Inc. ("IKOS" or the "Company") and 96,190 shares are being sold by the Selling Stockholders. See "Selling Stockholders." The Common Stock is quoted on the Nasdaq National Market under the symbol "IKOS." On June 25, 1996, the last reported sale price for the Company's Common Stock was $20.00 per share.

                                 -------------

  THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                          UNDERWRITING
                                          DISCOUNTS AND             PROCEEDS TO
                                 PRICE TO  COMMISSIONS  PROCEEDS TO   SELLING
                                  PUBLIC       (1)      COMPANY (2) STOCKHOLDERS
- --------------------------------------------------------------------------------
Per Share......................    $          $            $            $
- --------------------------------------------------------------------------------
Total (3)......................   $           $            $           $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting offering expenses payable by the Company, estimated at $350,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 89,429 shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds
    to Company will be $    , $     and $    , respectively. See
    "Underwriting."

                                 -------------

  The shares of Common Stock offered by this Prospectus are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that certificates for the shares of Common Stock will be available for delivery in New York, New York, on or about
      , 1996.

                                 -------------

Needham & Company, Inc.

                        SoundView Financial Group, Inc.

                                                                Unterberg Harris

                  The date of this Prospectus is      , 1996.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMPANY'S COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               ----------------

                             AVAILABLE INFORMATION


  IKOS has filed a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with the Securities and Exchange Commission (the "Commission"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

  The Company is also subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                               ----------------

                     INFORMATION INCORPORATED BY REFERENCE

  There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Commission: (1) the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995; (2) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 30, 1995 and March 30, 1996; and (3) the Description of the Company's capital stock as set forth under the caption "Description of Capital Stock" in its Registration Statement on Form S-2 (File No. 33-63525), effective October 12, 1995.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of securities contemplated hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for all purposes of this Prospectus and the Registration Statement to the extent that a statement contained herein, therein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to the Company's principal executive offices located at 19050 Pruneridge Avenue, Cupertino, CA 95014, Attention: Chief Financial Officer, telephone number
(408) 255-4567.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the consolidated financial statements and notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

  IKOS develops, manufactures, markets and supports hardware and software systems for the verification of integrated circuit designs. The Company's products are designed to enable its customers to verify complex IC designs more rapidly and accurately than existing software-based simulation tools. The Company sells its products to a broad range of customers in the communications, multimedia/graphics, semiconductor, computer, aerospace and consumer electronics industries, such as Lucent Technologies, Motorola, NEC, S3, Scientific Atlanta, SGS-Thomson Microelectronics, Siemens and Texas Instruments.

  A semiconductor industry consortium estimates that IC complexity is growing substantially faster than IC designer productivity, and IKOS believes that insufficient verification capability is a significant contributor to this productivity gap. Design verification is becoming increasingly complex and time consuming as IC designs grow larger, geometries continue to shrink, and system developers are forced to address speed, power, and other characteristics in addition to functionality. The Company believes that these verification needs increasingly cannot be satisfied by traditional methods, which consist primarily of software simulators running on general purpose workstations.

  IKOS' mission is to be the leading supplier of tools for the verification of complex IC designs. To date, the Company has designed and marketed systems which incorporate software and hardware based simulation algorithms. The software components of IKOS' products consist of behavioral, gate and mixed-level simulators, interfaces to other electronic design automation tools, cell libraries and library development tools for modeling of ICs. IKOS' hardware products include a family of special purpose, massively parallel computers incorporating proprietary simulation algorithms. In support of its efforts to broaden its spectrum of verification product offerings to include logic emulation, the Company recently acquired Virtual Machine Works, Inc. (VMW), which holds an exclusive license to emulation methods developed at Massachusetts Institute of Technology.

  IKOS markets its products and services primarily through its direct sales, application engineering and service organization. IKOS' direct sales strategy concentrates on those companies that IKOS believes are key users and designers of large and high-performance ICs and IC-based systems. The Company assembles and tests its products in its Cupertino, California facilities. The Company was incorporated in California in September 1985 and was reincorporated in Delaware in July 1990. The Company's principal executive offices are located at 19050 Pruneridge Avenue, Cupertino, California 95014. Its telephone number is (408) 255-4567.

                               RECENT ACQUISITION

  In May 1996, the Company acquired Virtual Machine Works, Inc. for approximately $15 million in cash, stock and stock options. VMW was founded in late 1993 to develop and market logic emulation systems for the verification of complex ICs and IC-based systems.

  IKOS believes that, despite the potential of emulation to shorten IC and system development time, the high cost and difficulty of use of existing emulation systems have impaired broad acceptance of emulation. VirtualWires, a set of proprietary emulation methods under exclusive license from MIT, is being developed to address certain input/output constraints and timing issues through two processes referred to as interconnect resynthesis and timing resynthesis. These processes are intended to allow the development of easier to use and less costly emulation systems. IKOS plans to utilize these methods as it addresses the market for logic emulation.

                                  THE OFFERING

Common Stock offered by the Company..........    500,000 shares
Common Stock offered by the Selling
Stockholders.................................     96,190 shares
Common Stock outstanding after the offering..  8,012,238 shares(1)
Nasdaq National Market symbol................  IKOS
Use of proceeds..............................  General corporate purposes, including working capital and capital expenditures.
                                               See "Use of Proceeds."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

                                       FISCAL YEARS ENDED      SIX MONTHS ENDED
                                    -------------------------- -----------------
                                    OCT. 2,  OCT. 1, SEPT. 30, APRIL 1, MAR. 30,
                                     1993     1994     1995      1995     1996
                                    -------  ------- --------- -------- --------
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Net revenues......................  $16,528  $21,636  $28,600  $12,788  $20,431
Gross profit......................   10,197   15,706   21,461    9,481   15,898
Income (loss) from operations.....   (8,875)     802    3,398    1,225    3,996
Net income (loss).................   (8,750)   1,505    3,156    1,163    3,785
Net income (loss) per share (2)...  $ (1.62) $  0.27  $  0.51  $  0.20  $  0.49
Number of shares used in per share
 computation (2)..................    5,415    5,651    6,151    5,897    7,681

                                                           MARCH 30, 1996
                                                    ----------------------------
                                                                      PRO FORMA
                                          SEPT. 30,           PRO        AS
                                            1995    ACTUAL  FORMA(3) ADJUSTED(4)
                                          --------- ------- -------- -----------
CONSOLIDATED BALANCE SHEET DATA:
Working capital..........................  $ 7,509  $19,844 $10,603    $19,658
Total assets.............................   17,152   32,834  28,514     37,569
Long term debt, less current portion.....    1,300      800     800        800
Total stockholders' equity...............    7,710   22,590  17,990     27,045

- --------

(1) Based on the number of shares outstanding at June 25, 1996 and includes the issuance of 113,037 shares of Common Stock pursuant to the acquisition of VMW by the Company (the "Acquisition"). Excludes (i) an aggregate of approximately 1,299,452 shares of Common Stock subject to outstanding options under the Company's 1988 Stock Option Plan, the Company's 1995 Stock Option Plan and the Company's 1995 Outside Directors Stock Option Plan (collectively, the "Option Plans"), (ii) approximately 61,944 shares of Common Stock subject to certain other outstanding options,
    (iii) approximately 394,380 shares available for future issuance pursuant to the Company's Option Plans and (iv) approximately 83,883 shares of Common Stock subject to certain outstanding options assumed pursuant to the Acquisition. See Notes 4 and 8 of Notes to Consolidated Financial Statements of IKOS.
(2) For a description of the net income (loss) per share, see Note 1 of Notes to Consolidated Financial Statements of IKOS.

(3) Reflects on a pro forma basis the effect of the Acquisition as if the Acquisition had occurred on March 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Unaudited Pro Forma Condensed Combined Financial Statements.

(4) Adjusted to reflect the sale of the 500,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $20.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

  IKOS, the Company's facing parrots logo and Voyager are registered trademarks of the Company. Gemini and VirtualWires are trademarks of the Company. This Prospectus also includes trade names and trademarks of companies other than IKOS. Unless the context otherwise requires, references in this Prospectus to the "Company" and "IKOS" refer to IKOS Systems, Inc. and its consolidated subsidiaries.

                                 RISK FACTORS

  The Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus. This Prospectus contains forward-looking statements, and actual results could differ materially from those projected in the forward-looking statements as a result of numerous factors, including the factors set forth below and elsewhere in this Prospectus.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

  The Company's quarterly operating results have in the past and may in the future vary significantly depending on factors including the timing of customer development projects and purchase orders, new product announcements and releases by the Company and other companies, gain or loss of significant customers, price discounting of the Company's products, the timing of expenditures, customer product delivery requirements, availability and cost of components or labor and economic conditions generally and in the electronics industry specifically. Any unfavorable change in these or other factors could have a material adverse effect on the Company's operating results for a particular quarter. Many of the Company's customers order on an as-needed basis and often delay issuance of firm purchase orders until their project commencement dates are determined. Quarterly revenue and operating results will therefore depend on the volume and timing of orders received during the quarter, which are difficult to forecast accurately. Moreover, a significant portion of the Company's revenue until recently had resulted, and in the future may result, from shipments during the last few weeks of the quarter from orders generally received in the last month of the quarter. Any concentration of sales at the end of the quarter may limit the Company's ability to plan or adjust operating expenses and production and inventory levels. Therefore, if anticipated shipments in any quarter do not occur or are delayed, expenditure levels could be disproportionately high as a percentage of revenue, and the Company's operating results for that quarter would be adversely affected. In addition, sales of individual systems with high average sales prices can constitute a significant percentage of the Company's quarterly revenue. Operating results in any period should not be considered indicative of the results to be expected for any future period, and there can be no assurance that the Company's net revenues will continue to increase, that its recent rate of quarterly revenue and earnings growth will be sustained, or that the Company will remain profitable in any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results."

CONTINUED ACCEPTANCE OF THE COMPANY'S SIMULATION PRODUCTS

  Substantially all of the Company's product revenues since fiscal 1993 have been derived from the sale of its Voyager and Gemini simulation systems. There can be no assurance that market acceptance of these products will continue. The continued adoption of the Company's hardware-assisted simulation products for the verification of integrated circuit ("IC") and system designs is expected to depend on the continued increasing complexity of ICs designed for electronic systems, integration of the Company's products with other tools for IC design and simulation, the ability of hardware-assisted simulation systems to shorten the time of simulation of IC designs, continued industry acceptance of mixed-level hardware-assisted simulation, the development and market acceptance of alternative simulation technologies such as cycle-based software simulation, formal proof and hybrid timing verifiers, and modular design techniques. Because the market for hardware-assisted simulation products is evolving, it is difficult to predict with any assurance whether the market for hardware-assisted simulation products will continue to expand. There can be no assurances that such market will expand or, even if such market expands, that the Company's products will achieve the market acceptance required to maintain revenue growth and continued profitability in the future. See "Business-- Industry Background."

DEVELOPMENT AND ACCEPTANCE OF THE COMPANY'S EMULATION PRODUCTS

  Prior to the Acquisition, the Company had limited in-house experience with logic emulation, and the Company's initial emulation technology is currently under development. There can be no assurance that development of this technology will be completed, or that any products resulting from such development will adequately meet the requirements of the marketplace, be of acceptable quality or achieve market acceptance. In addition, because the Company's proposed emulation products are based on a new technology concept, there can be no assurance that the products, when developed, will function and perform as planned or that the Company will not experience other delays or difficulties in the development of these products. The success of the Company in developing, introducing, selling and supporting emulation products will depend on a variety of factors in addition to the timely and successful completion of product design and development, including timely and efficient implementation of manufacturing processes, effective sales, marketing and customer service, and the absence of performance problems or other difficulties that may require design modifications and related expenses and may hinder or damage market acceptance of the products. While the Company's emulation systems are being designed to provide cost and ease of use advantages intended to broaden the market for logic emulation, there can be no assurance that its products, if successfully developed, will be able to achieve such goals. Moreover, there can be no assurance that the market for logic emulation will broaden beyond the current set of emulation systems users. The adoption of any emulation products the Company may develop will also depend on the continued increasing complexity of ICs designed for electronic systems, integration of such products with other tools for IC design and verification, importance of the time to market benefits of emulations systems and industry acceptance of the need to close the gap between high level design and silicon production. Because the market for emulation products is new and evolving, it is difficult to predict with any assurance whether the market for emulation products will continue to expand. See "Business--Industry Background" and "--Emulation."

RISKS RELATING TO THE ACQUISITION OF VMW

  Achieving the anticipated benefits of the Acquisition will depend in part upon the Company's ability to achieve integration of the two companies' businesses and operations in an efficient and effective manner, and there can be no assurance that such integration will occur smoothly or successfully. The successful combination of companies in the high technology industry may be more difficult to accomplish than in other industries. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations following the Acquisition will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the combined company. The inability of management to successfully integrate the operations of the two companies or to retain key personnel could have a material adverse effect on the business and results of operations of IKOS.

  IKOS expects to incur a charge to operations currently estimated to be approximately $9.6 million in the quarter ending June 29, 1996, to reflect the purchase of in-process research and development pursuant to the Acquisition. In addition, the Company intends to amortize approximately $5.7 million of costs relating to the Acquisition. The amortization period for such costs will be over their useful lives, which are estimated to be three to five years. These amounts are preliminary estimates and therefore subject to change. Additional unanticipated expenses may be incurred relating to the integration of the businesses of VMW and IKOS, including the integration of technologies and research and development and administrative functions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

  The electronic design automation ("EDA") industry is highly competitive and rapidly changing. The Company's products are specifically targeted at the emerging portion of the industry relating to complex designs that the Company believes benefit from simulation and emulation products. To date, substantially all of the Company's revenue has resulted from sales of hardware-assisted simulation products. The Company currently experiences competition from hardware-assisted simulation-based systems sold by Zycad Corporation ("Zycad") and traditional software verification methodologies. To the extent the Company competes in the market for emulation products in the future, it will experience competition from emulation systems sold by Quickturn Design Systems, Inc. ("Quickturn") and other EDA companies. The Company expects competition in the market for verification tools to increase as other companies attempt to introduce new products, such as cycle-based software simulation products and product enhancements. Moreover, the Company competes, and expects that it will continue to compete, with established EDA companies. A number of these companies have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger installed customer bases than the Company. In addition, many of these competitors and potential competitors have established relationships with current and potential customers of the Company and offer a broader and more comprehensive product line. Increased competition could result in price reductions, reduced margins and loss of market share, all of which could materially adversely affect the Company. In addition, current competitors or other entities may develop other products that have significant advantages over the Company's products. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its operating results. See "Business-- Competition."

NEW PRODUCTS AND TECHNOLOGICAL CHANGE

  The EDA industry is characterized by extremely rapid technological change in both hardware and software development, frequent new product introductions, evolving industry standards and changing customer requirements. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The Company's future success will depend upon its ability to enhance its current series of simulation systems and to design, develop and support its future simulation and emulation products on a timely basis. Those efforts require a high level of expenditures for research and development by the Company to address the increasingly sophisticated needs of the customers. For example, all of the Company's current products operate in, and planned future products will operate in, the Unix operating environment, an industry standard in the EDA market. In the event that another operating system, such as Windows NT, becomes an industry standard, the Company may be required to port its products to such new standard. In addition, the Company's simulation systems generally accept designs in the broadly accepted hardware description language, Verilog-XL, which Cadence Design Systems, Inc. ("Cadence") has developed and made available to the Company. In the event Cadence adopts a less cooperative stance toward the Company in the future, the Company's systems may not be able to accept designs based on Verilog-XL and the Company may be required to develop software to accept designs of other hardware description languages. The inability to accept designs in Verilog-XL may materially adversely affect the Company's results of operations. There can be no assurance that the Company will be successful in developing and marketing product enhancements or new products that respond to technological change or evolving industry standards or changing customer requirements, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products, or that its new products and product enhancements will adequately meet the requirements of the marketplace, will be of acceptable quality or will achieve market acceptance. If the Company is unable, for technological or other reasons, to develop and introduce products in a timely manner in response to changing market conditions or customer requirements, the Company's business, operating results and financial condition will be materially and adversely affected. Moreover, from time to time, the Company may announce new products or technologies that have the potential to replace the Company's existing product offerings. There can be no assurance that the announcement of new product offerings will not cause customers to defer purchases of existing Company products, which could adversely affect the Company's results of operations. See "Business-- Simulation" and "--Emulation."

DEPENDENCE ON ELECTRONICS INDUSTRY

  The Company is dependent upon the electronics industry and, in particular, new system and IC design projects. The electronics industry is characterized by rapid technological change, short product life cycles, fluctuations in manufacturing capacity and pricing and margin pressures, all of which cause it to be volatile. As a result, the electronics industry has historically experienced sudden and unexpected downturns, at which time the number of new system and IC design projects decrease. Because most of the Company's sales occur upon the commencement of new projects for system and IC products, the Company is dependent upon the rate of commencement of new system and IC design projects. Accordingly, negative factors affecting the electronics industry could have a material adverse effect on the Company's results of operations. See "Business--Industry Background."

DEPENDENCE UPON CERTAIN SUPPLIERS

  Certain key components used in the Company's products are presently available from sole or limited sources. The inability to develop alternative sources for these sole or limited source components or to obtain sufficient quantities of these components could result in delays or reductions in product shipments which could adversely affect the Company's operating results. The Company's systems use proprietary application-specific integrated circuits ("ASICs") that are currently manufactured solely by American Microsystems, Inc. ("AMI") and subassemblies that are manufactured solely by Micron Technology Inc. ("Micron").

  The Company generally purchases these components, including semiconductor memories used in the Company's hardware simulators, pursuant to purchase orders placed from time to time in the ordinary course of business and has no supply arrangements with any of these source suppliers that require the suppliers to provide components in guaranteed quantities or at set prices. Moreover, the manufacture of these components can be extremely complex, and the Company's reliance on the suppliers of these components exposes the Company to production difficulties and quality variations that may be experienced by these suppliers. Therefore, the Company's reliance on its sole and limited source suppliers involves several risks, including a potential inability to obtain an adequate supply of required components, reduced control over pricing and timely delivery and quality of acceptable components. While the timeliness and quality of deliveries to date from such suppliers have been acceptable, there can be no assurance that problems will not occur in the future. Any prolonged inability to obtain components or subassemblies in sufficient quantities or quality or on favorable pricing or delivery terms, or any other circumstances that would require the Company to seek alternative sources of supply, could have a material adverse effect on the Company's operating results and could damage the Company's relationships with its customers. See "Business--Manufacturing and Suppliers."

CUSTOMER CONCENTRATION

  A relatively limited number of customers have historically accounted for a substantial portion of the Company's net revenues. For the six months ended March 30, 1996 and in fiscal 1995, sales to the Company's top ten customers accounted for approximately 62.0% and 49.5%, respectively, of the Company's net revenues. The Company expects that sales of its products to a limited number of customers will continue to account for a high percentage of net revenues for the foreseeable future. The loss of a major customer or any reduction in orders by such customers, including reductions due to market or competitive conditions in the electronics or EDA industries, would have an adverse effect on the Company's results of operations. Moreover, the Company's ability to increase its sales will depend in part upon its ability to obtain orders from new customers, as well as the financial condition and success of its existing customers and the general economy; there can be no assurance that such increases will occur. See "Business--Customers."

LENGTHY SALES CYCLE

  Sales of the Company's products depend, in significant part, upon the decisions of prospective customers to commence projects for the design and development of complex ICs and systems. In view of the significant amount of time and commitment of capital involved in that regard, the Company may experience delays following initial qualification of the Company's systems as a result of delays in commencement of the project by a customer. As a result, the Company's systems typically have a lengthy sales cycle during which the Company may expend substantial funds and management effort. Lengthy sales cycles subject the Company to a number of significant risks, including fluctuations in operating results, over which the Company has little or no control.

PROPRIETARY RIGHTS

  The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company relies on patent, trademark, trade secret and copyright law to protect its technology. The Company currently holds three U.S. patents, has licensed rights under certain patent applications relating to VirtualWires and has filed additional patent applications. However, there can be no assurance that any patent owned or licensed by the Company will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's patent applications, whether or not challenged by applicable governmental patent examiners, will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology, duplicate the Company's technology or design around the patents owned by the Company. The Company generally enters into confidentiality or license agreements with its employees, distributors and customers, and limits access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization, or to develop similar technology independently. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. The Company has also granted to Racal-Redac, Inc. ("Racal") a security interest in certain VHDL simulation software jointly developed by the Company and Racal with respect to payment of a promissory note to Racal by the Company with a current balance of $1.25 million. In the event that the Company defaults in the payment of the promissory note, Racal may obtain all rights to the software, including access to the source code of the software.

  From time to time the Company has received, and may receive in the future, notice of claims of infringement of other parties' proprietary rights. Although the Company does not believe that its products infringe the proprietary rights of any third parties, there can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted against the Company or that any such assertions will not materially adversely affect the Company's business, financial condition or results of operations. Irrespective of the validity or the successful assertion of such claims, the Company could incur significant costs and diversion of management efforts with respect to the defense thereof which could have a material adverse effect on the Company's business, financial condition or results of operations. If any claims or actions are asserted against the Company, the Company may seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that under such circumstances, a license would be available under reasonable terms or at all.

  The Company relies on certain software and other technologies which it licenses from third parties, including software which is integrated with internally developed software and used in the Company's systems to perform key functions. There can be no assurance that these third party licenses will continue to be available to the Company on commercially reasonable terms or otherwise. The loss of or inability to maintain any of these licenses could result in delays or reductions in product shipments until equivalent software or technology could be identified, licensed and integrated, which would adversely affect the Company's operating results. In particular, the Company licenses certain VirtualWires emulation patent rights from Massachusetts Institute of Technology ("MIT"). This license is exclusive for a period ending on the earlier of the expiration of eight years after the first commercial sale or use of a licensed patent or process or December 22, 2004, and thereafter becomes nonexclusive. MIT may terminate this license if the Company fails to meet certain minimum net sales milestones or upon certain other material breaches of the license agreement that remain uncured after 90 days' notice of such breach. Loss of this license could materially adversely affect the Company's future operating results. See "Business--Proprietary Rights."

INTERNATIONAL SALES

  International sales accounted for approximately 31.1% and 30.9% of the Company's net revenues for the six month periods ended March 30, 1996 and April 1, 1995, respectively, and 36.9%, 25.8% and 20.1% of the Company's net revenues in fiscal 1995, 1994 and 1993, respectively. The Company expects that international sales will continue to account for a significant portion of its revenues, and plans to continue to expand its international sales and distribution channels. Revenues derived from international sales involve a number of inherent risks, including traditionally slower adoption of the Company's products internationally, the impact of recessionary environments in economies outside the United States, generally longer receivables collection periods, unexpected changes in or impositions of legislative or regulatory requirements, reduced protection for intellectual property rights in some countries, potentially adverse taxes, delays resulting from difficulty in obtaining export licenses for certain technology and other trade barriers. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's results of operations. Although the Company has attempted to reduce the risk of fluctuations in exchange rates associated with international revenues by selling its systems for United States currency only, the Company pays the expenses of its international operations in local currencies and does not engage in hedging transactions with respect to such obligations. Currency exchange fluctuations in countries in which the Company sells its systems could have a material adverse effect on the Company by resulting in pricing that is not competitive with prices denominated in local currencies. Furthermore, there can be no assurance that the Company will be able to continue to sell its systems internationally for United States currency. See "Business--Sales and Marketing. "

DEPENDENCE UPON KEY PERSONNEL AND MANAGEMENT OF GROWTH

  The Company's future performance depends in significant part upon attracting and retaining key technical, sales and marketing personnel. Competition for such personnel is intense, and the inability to retain its key personnel or to attract, assimilate or retain other highly qualified personnel in the future on a timely basis could have a material adverse effect on the Company's results of operations. In particular, there are only a limited number of qualified EDA engineers, and the competition for such individuals is especially intense. In addition, the Company's ability to compete effectively and to manage future growth, if any, will require the Company to continue to train and manage its employee workforce. There can be no assurance that the Company will be able to do so successfully. The Company's failure to do so could have a material adverse effect upon the Company's results of operations. See "Business--Employees."

POSSIBLE VOLATILITY OF STOCK PRICE

  The market price of the Company's Common Stock has been, and is likely to continue to be, highly volatile. Future announcements concerning the Company or its competitors, quarterly variations in operating results, announcements of technological innovations, the introduction of new products or changes in product pricing policies by the Company or its competitors, proprietary rights or other litigation, changes in earnings estimates by analysts or other factors could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market has from time-to-time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies and that have often been unrelated to the operating performance of particular companies. These broad market fluctuations may also adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has occurred against the issuing company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any adverse determination in such litigation could also subject the Company to significant liabilities.

CERTAIN ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Certificate of Incorporation and Bylaws, Delaware law and certain other contractual provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue Preferred Stock with rights senior to those of the Common Stock without any further vote or action by the stockholders, eliminate the right of stockholders to act by written consent, eliminate cumulative voting and impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. In addition, the Company has adopted a preferred stock purchase plan. These provisions could also have the effect of delaying or preventing a change in control of the Company.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 500,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $9,055,000 ($10,737,160 if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $20.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.

  The Company expects to use the net proceeds from this offering for general corporate purposes, including capital expenditures and working capital. A portion of the proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. However, the Company has no present understandings, commitments, agreements or intentions with respect to any material acquisitions of other businesses, products or technologies. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment grade obligations.

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock is currently traded on the Nasdaq National Market under the symbol IKOS. From March 1994 to May 1995, the Company's stock was traded on The Nasdaq SmallCap Market. The following table sets forth, for the fiscal period indicated, the high and low closing sales prices for the Common Stock as reported by Nasdaq. The quotations for the Common Stock traded on The Nasdaq SmallCap Market may reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                                                HIGH     LOW
                                                               ------- --------
FISCAL 1994
  First Quarter............................................... $ 5.125 $ 2.875
  Second Quarter..............................................   5.000   3.125
  Third Quarter...............................................   3.750   2.625
  Fourth Quarter..............................................   4.250   2.625
FISCAL 1995
  First Quarter...............................................   5.125   3.250
  Second Quarter..............................................   6.500   4.500
  Third Quarter...............................................  10.125   4.750
  Fourth Quarter..............................................  13.625   8.875
FISCAL 1996
  First Quarter...............................................  14.125   9.500
  Second Quarter..............................................  19.250   8.625
  Third Quarter (through June 25, 1996).......................  30.000  17.188

  On June 25, 1996, the last reported sale price for the Common Stock, as reported on the Nasdaq National Market, was $20.00 per share. The approximate number of record holders of IKOS stock as of April 30, 1996 was 172. The approximate number of beneficial holders is estimated to be 3,850 as of that same date.

                                DIVIDEND POLICY

  The Company has never declared or paid cash dividends on its stock. The Company currently anticipates that it will retain all future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company at March 30, 1996, on a pro forma basis to give effect to the Acquisition, and pro forma as adjusted to give effect to the Acquisition and the issuance and sale of the 500,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $20.00 per share and the application of the estimated net proceeds therefrom. The financial data in the following table should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto and Unaudited Pro Forma Condensed Combined Financial Statements contained elsewhere in this Prospectus.

                                                        MARCH 30, 1996
                                                  ----------------------------
                                                        (IN THOUSANDS)
                                                                        PRO
                                                               PRO    FORMA AS
                                                   ACTUAL   FORMA(1)  ADJUSTED
                                                  --------  --------  --------
Long-term debt, less current portion (2)......... $    800  $    800  $    800
Stockholders' equity:
  Preferred stock, $0.01 par value; 10,000,000
   shares authorized; no shares issued and
   outstanding actual, pro forma or pro forma as
   adjusted......................................       --        --        --
  Common stock, $0.01 par value; 25,000,000
   shares authorized; 7,264,277 shares issued and
   outstanding actual; 7,377,314 shares issued
   and outstanding pro forma; 7,877,314 shares
   issued and outstanding pro forma as adjusted
   (3)...........................................       73        74        79
  Additional paid-in capital.....................   38,115    43,114    52,164
  Accumulated deficit............................  (15,598)  (25,198)  (25,198)
                                                  --------  --------  --------
    Total stockholders' equity...................   22,590    17,990    27,045
                                                  --------  --------  --------
      Total capitalization....................... $ 23,390  $ 18,790  $ 27,845
                                                  ========  ========  ========

- --------
(1) Reflects on a pro forma basis the effect of the Acquisition as if the Acquisition had occurred on March 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Unaudited Pro Forma Condensed Combined Financial Statements.
(2) See Note 1 of Notes to Consolidated Financial Statements of IKOS.

(3) Excludes at March 30, 1996 (i) an aggregate of approximately 1,206,250 shares of Common Stock subject to outstanding options under the Company's Option Plans, (ii) approximately 71,750 shares of Common Stock subject to certain other outstanding options and (iii) approximately 612,631 shares available for future issuance pursuant to the Company's Option Plans. Also excludes approximately 83,883 shares of Common Stock subject to certain outstanding options assumed pursuant to the Acquisition. See Notes 4 and 8 of Notes to Consolidated Financial Statements of IKOS.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data set forth below with respect to the Company's consolidated statement of operations data for each of the three years in the period ended September 30, 1995 and with respect to the Company's consolidated balance sheets at October 1, 1994 and September 30, 1995 are derived from consolidated financial statements that have been audited by Ernst & Young LLP, independent auditors, which are included herein. The selected consolidated statement of operations data for the fiscal years ended September 28, 1991 and September 26, 1992 and the selected consolidated balance sheet data at September 28, 1991, September 26, 1992 and October 2, 1993 are derived from the Company's audited consolidated financial statements but not included herein. The selected consolidated financial data at March 30, 1996 and for the six months ended April 1, 1995 and March 30, 1996 are derived from unaudited financial statements of the Company, which are included herein. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements referred to above and include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position of the Company and its results of operations for the indicated periods. Operating results for the six months ended March 30, 1996 are not necessarily indicative of results to be expected for any future period. The data should be read in conjunction with the consolidated financial statements included herein.

                                      FISCAL YEARS ENDED                 SIX MONTHS ENDED
                         ----------------------------------------------- ------------------
                         SEPT. 28, SEPT. 26, OCT. 2,  OCT. 1,  SEPT. 30, APRIL 1,  MAR. 30,
                           1991      1992     1993     1994      1995      1995      1996
                         --------- --------- -------  -------  --------- --------  --------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Net revenues............  $15,122   $13,942  $16,528  $21,636   $28,600  $12,788   $20,431
Cost of revenues........    3,786     3,993    6,331    5,930     7,139    3,307     4,533
                          -------   -------  -------  -------   -------  -------   -------
 Gross profit...........   11,336     9,949   10,197   15,706    21,461    9,481    15,898
Operating expenses:
 Research and
  development...........    5,751     2,627    7,896    3,861     3,999    1,954     3,268
 Sales and marketing....    8,920     8,879    9,303    9,447    11,763    5,268     6,911
 General and
  administrative........    1,570     1,807    1,873    1,596     2,301    1,034     1,723
                          -------   -------  -------  -------   -------  -------   -------
   Total operating
    expenses............   16,241    13,313   19,072   14,904    18,063    8,256    11,902
Income (loss) from
 operations.............   (4,905)   (3,364)  (8,875)     802     3,398    1,225     3,996
Other income (expense):
 Interest income........      784       329      130       69       159       49       482
 Interest expense.......       --        --       --      (75)     (107)     (63)      (42)
 Other..................       --        --       48      140       117       58        59
                          -------   -------  -------  -------   -------  -------   -------
   Total other income...      784       329      178      134       169       44       499
                          -------   -------  -------  -------   -------  -------   -------
Income (loss) before
 provision for income
 taxes and extraordinary
 credit.................   (4,121)   (3,035)  (8,697)     936     3,567    1,269     4,495
Provision for income
 taxes..................       58        72       53       95       411      106       710
                          -------   -------  -------  -------   -------  -------   -------
Income (loss) before
 extraordinary credit...   (4,179)   (3,107)  (8,750)     841     3,156    1,163     3,785
Extraordinary credit--
 forgiveness of debt....       --        --       --      664        --       --        --
                          -------   -------  -------  -------   -------  -------   -------
 Net income (loss)......  $(4,179)  $(3,107) $(8,750) $ 1,505   $ 3,156  $ 1,163   $ 3,785
                          =======   =======  =======  =======   =======  =======   =======
Per share:
 Income (loss) before
  extraordinary credit..  $ (0.79)  $ (0.58) $ (1.62) $  0.15   $  0.51  $  0.20   $  0.49
 Extraordinary credit...       --        --       --     0.12        --       --        --
                          -------   -------  -------  -------   -------  -------   -------
 Net income (loss)......  $ (0.79)  $ (0.58) $ (1.62) $  0.27   $  0.51  $  0.20   $  0.49
                          =======   =======  =======  =======   =======  =======   =======
Common and common
 equivalent shares used
 in computing per share
 amounts................    5,273     5,379    5,415    5,651     6,151    5,897     7,681
                          =======   =======  =======  =======   =======  =======   =======
CONSOLIDATED BALANCE
 SHEET DATA:
Working capital.........  $10,397   $ 6,830  $ 1,805  $ 3,850   $ 7,509            $19,844
Total assets............   17,732    15,678   10,806   12,129    17,152             32,834
Long-term debt, less
 current portion........      504       344    2,779    2,151     1,300                800
Total stockholders'
 equity.................   13,645    10,603    1,903    3,476     7,710             22,590

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  This Prospectus contains forward-looking statements, and actual results could differ materially from those projected in the forward-looking statements as a result of numerous factors, including the factors set forth below and elsewhere in the Prospectus.

OVERVIEW

  The Company develops, manufactures, markets and supports high-performance hardware and software systems for verification of ICs and IC-based electronic systems.

  In May 1996, the Company acquired VMW, a development stage company founded by certain individuals affiliated with MIT. VMW was founded in late 1993 to develop and market logic emulation systems for system level verification of designs of complex ICs and electronic systems. Pursuant to the Acquisition, holders of VMW stock received an aggregate of approximately $10.0 million in cash and 113,037 shares of IKOS Common Stock. In addition, all outstanding options to acquire VMW Common Stock were converted into options to acquire an aggregate of 83,883 shares of IKOS Common Stock. The Acquisition constituted a taxable reorganization and was accounted for as a purchase. The Company expects to take a one-time charge of approximately $9.6 million in the fiscal quarter ending June 29, 1996 relating to the purchase of in-process research and development of VMW. See Note 8 of Notes to Consolidated Financial Statements of IKOS and Unaudited Pro Forma Condensed Combined Financial Statements.

  Product revenues, which include licensing and software revenues, are generally recognized on shipment provided that no significant vendor or post-contract support obligations remain outstanding and collection of the resulting receivable is deemed probable. Historically, the majority of the Company's net revenues have been derived from the sale of its hardware simulators. Net revenues under maintenance contracts are recognized ratably over the term of the related contract, generally twelve months. To date substantially all of the Company's international sales have been billed and collected in U.S. dollars.

RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated selected items of the Company's consolidated statements of operations as a percentage of its net revenues:

                                       FISCAL YEARS ENDED      SIX MONTHS ENDED
                                    -------------------------- -----------------
                                    OCT. 2,  OCT. 1, SEPT. 30, APRIL 1, MAR. 30,
                                     1993     1994     1995      1995     1996
                                    -------  ------- --------- -------- --------
Net revenues......................   100.0%   100.0%   100.0%   100.0%   100.0%
Cost of revenues..................    38.3     27.4     25.0     25.9     22.2
                                     -----    -----    -----    -----    -----
Gross profit......................    61.7     72.6     75.0     74.1     77.8
Operating expenses:
  Research and development........    47.8     17.8     14.0     15.3     16.0
  Sales and marketing.............    56.3     43.7     41.1     41.2     33.8
  General and administrative......    11.3      7.4      8.0      8.1      8.4
                                     -----    -----    -----    -----    -----
    Total operating expenses......   115.4     68.9     63.1     64.6     58.2
                                     -----    -----    -----    -----    -----
Income (loss) from operations.....   (53.7)     3.7     11.9      9.6     19.6
Other income (expense):
  Interest income.................     0.8      0.3      0.6      0.3      2.4
  Interest expense................      --     (0.3)    (0.4)    (0.5)    (0.2)
  Other...........................     0.3      0.6      0.4      0.5      0.3
                                     -----    -----    -----    -----    -----
    Total other income............     1.1      0.6      0.6      0.3      2.5
                                     -----    -----    -----    -----    -----
Income (loss) before provision for
 income taxes and extraordinary
 credit...........................   (52.6)     4.3     12.5      9.9     22.0
Provision for income taxes........     0.3      0.4      1.4      0.8      3.5
                                     -----    -----    -----    -----    -----
Income (loss) before extraordinary
 credit...........................   (52.9)     3.9     11.1      9.1     18.5
Extraordinary credit--forgiveness
 of debt..........................      --      3.1       --       --       --
                                     -----    -----    -----    -----    -----
  Net income (loss)...............   (52.9)%    7.0%    11.1%     9.1%    18.5%
                                     =====    =====    =====    =====    =====

 SIX MONTHS ENDED MARCH 30, 1996 AND APRIL 1, 1995

  Net revenues. Net revenues increased 59.8% to $20.4 million in the six months ended March 30, 1996 as compared to $12.8 million for the comparable period of fiscal 1995. International revenues increased by 61.2% and domestic revenues increased by 59.1% over this same period. The primary reason for the increase was continued growth of unit sales of the Voyager and Gemini systems, the latter of which was introduced in the second half of fiscal 1995. Maintenance revenue was $3.5 million and $2.3 million for the first six months of fiscal 1996 and 1995, respectively, which represents 16.9% and 17.6% of net revenues. International sales (export sales and sales shipped by the Company's European operation) were $6.4 million and $3.9 million for the first six months of fiscal 1996 and 1995, respectively, which represents 31.1% and 30.9% of net revenues.

  Gross profit. Gross profit was $15.9 million and $9.5 million or 77.8% and 74.1% of total net revenue for the first six months of fiscal 1996 and 1995, respectively. The increase in gross margin was primarily the result of increased maintenance revenues without any significant increases in maintenance costs as well as the positive margin impact from product revenue mix generated in the second quarter.

  Research and development. Research and development expenses were $3.3 million and $2.0 million for the first six months of fiscal 1996 and 1995, respectively. As a percentage of net revenues, research and development expenses increased to 16.0% for the first six months of fiscal 1996 as compared to 15.3% for the first six months of fiscal 1995. Research and development costs increased significantly during the six month period ended March 30, 1996 as a result of increased personnel expenses and the expense of approximately $250,000 in the first quarter of 1996 relating to certain acquired technology that had not yet reached technological feasibility and did not have alternative future uses. The Company expects research and development expenses to increase in absolute dollars over the remainder of the year as the Company continues its product enhancement, new product development and technology development programs. The Company also expects that it will take a charge of approximately $9.6 million in the fiscal quarter ending June 29, 1996 relating to the purchase of in-process research and development of VMW. The purchase price was allocated to the tangible and intangible assets of VMW based on the fair market values of those assets using a risk adjusted discounted cash flow approach. The evaluation of the underlying technology and patent rights acquired considered the inherent difficulties and uncertainties in completing the development, and thereby achieving technological feasibility, and the risks related to the viability of and potential changes in future target markets. The underlying technology and patent rights had no alternative use (in other research and development projects or otherwise) since the technology was acquired for the sole purpose of developing emulation products.

  Sales and marketing. Sales and marketing expenses were $6.9 million and $5.3 million for the first six months of fiscal 1996 and 1995, respectively. As a percentage of net revenues, sales and marketing expenses decreased to 33.8% for the first six months of fiscal 1996 as compared to 41.2% for the first six months of fiscal 1995. The increase in absolute dollars was primarily the result of increased headcount, increased commissions as a result of higher revenue levels and increased expenses for international operations. Sales and marketing expenses are expected to continue to increase in absolute dollars over the next two fiscal quarters reflecting increased headcount, commission expense and marketing expenses.

  General and administrative. General and administrative expenses were $1.7 million and $1.0 million for the first six months of fiscal 1996 and 1995, respectively. As a percentage of net revenues, general and administrative expenses increased to 8.4% for the first six months of fiscal 1996 as compared to 8.1% for the first six months of fiscal 1995. This increase was primarily due to additional headcount, increased investor relations expenses, professional services and profit sharing expenses. General and administrative expenses are expected to increase slightly in absolute dollars over the remainder of fiscal 1996.

  Provision for income taxes. The provision for income taxes consists primarily of federal alternative minimum tax, state and foreign taxes and Japanese withholding taxes. The tax rate is substantially below the federal statutory rate due to the utilization of net operating loss carryovers for which no benefit has previously been taken.

 FISCAL 1995, 1994 AND 1993

  Net revenues. Net revenues for fiscal 1995 were $28.6 million as compared to $21.6 million for fiscal 1994. The primary reason for this 32.2% increase was continued growth in sales of Voyager systems and the introduction of Gemini systems in the fourth quarter of fiscal 1995. These product lines contributed to the majority of net product revenues for the year. Maintenance revenue was $4.9 million and $3.8 million for fiscal 1995 and 1994, respectively, representing 17.1% and 17.3% of net revenues. The increase in maintenance revenue was a result of the continued acceptance of the new products by the growing customer base. International sales increased by 89.1% and domestic revenues increased by 12.4% over this same period. Net revenues for fiscal 1994 were $21.6 million as compared to net revenues in fiscal 1993 of $16.5 million. This 30.9% increase was the result of the broader acceptance of the Voyager systems, partially offset by a decrease in revenues from aging products. International sales (export sales and sales shipped by the Company's European operation) were $10.6 million, $5.6 million and $3.3 million for fiscal 1995, 1994 and 1993, respectively. These sales represented 36.9%, 25.8% and 20.1% of net revenues. The increases in international sales were a result of the increased customer acceptance of the new product offerings, improved economic conditions, particularly in Europe, increased focus on the international market and increased presence in the Far East marketplace as the Company opened its subsidiary in Japan during fiscal 1995.

  Gross profit. Gross profit was $21.5 million, $15.7 million and $10.2 million or 75.0%, 72.6% and 61.7% of net revenues for fiscal 1995, 1994 and 1993, respectively. The increases in gross margin were primarily the result of a change in product mix to a greater percentage of higher margin newer product offerings. The Voyager products and the Gemini products have a higher software content than previously offered products, which contributed to the higher margins. To a lesser extent, the absorption of fixed manufacturing costs over a broader revenue base also contributed to higher overall margins.

  Research and development. Research and development expenses were $4.0 million, $3.9 million and $7.9 million for fiscal 1995, 1994 and 1993, respectively. As a percentage of net revenues, research and development expenses were 14.0%, 17.8% and 47.8% for fiscal 1995, 1994 and 1993, respectively, as the Company had completed a build-up in staffing and expenses to effect its major product development program that began in fiscal 1991. Research and development expenses in fiscal 1993 were substantially higher than either fiscal 1994 or 1995 because of a $3.6 million charge in fiscal 1993 to research and development resulting from in-process research and development acquired under the amended joint development agreement with Racal. In addition, the Company incurred a non-recurring engineering expense of approximately $600,000 in connection with the development of its Nsim simulator.

  Sales and marketing. Sales and marketing expenses were $11.8 million, $9.4 million and $9.3 million in fiscal 1995, 1994 and 1993 or 41.1%, 43.7% and 56.3% of net revenues, respectively. The primary cause of the increase in absolute dollars has been an increase in the amount of presale support and benchmarking performed by field application engineers and increased commission expenses. Spending has also increased in the foreign sales offices to support the increased sales and marketing activity in both Europe and Asia.

  General and administrative. General and administrative expenses were $2.3 million, $1.6 million and $1.9 million for fiscal 1995, 1994 and 1993, or 8.0%, 7.4% and 11.3% of net revenues, respectively. The increase in fiscal 1995 was primarily due to additional headcount, as the Company filled the President and Chief Operating Officer positions that were vacant throughout fiscal 1994.

  Other income (expense). Net interest income in fiscal 1995 of $52,000 was the result of interest income of $159,000 being earned on an increasing cash, cash equivalents and short-term investments during the year, net of interest paid on long-term debt borrowings of $107,000. Net interest expense in fiscal 1994 was the result of $75,000 of interest expense on the long-term debt. Net interest income of $130,000 for fiscal 1993 represents interest income earned on cash, cash equivalents and short-term investments with no related interest expense. Other income in fiscal 1995, 1994 and 1993 was $117,000, $140,000 and $48,000, respectively, and primarily relates to rental income from property that the Company began leasing in 1993.

  Provision for income taxes. The Company's tax provision for fiscal 1995, 1994 and 1993 consists primarily of federal alternative minimum tax, state taxes and foreign withholding taxes. As of September 30, 1995, the Company had federal and state net operating loss carryforwards of approximately $10.0 million and $400,000, respectively. The Company also had federal and California research and development tax credit carryforwards of approximately $1.0 million and $300,000, respectively. The net operating loss and credit carryforwards will expire at various dates beginning in 1997 through 2009, if not utilized.

  Utilization of the net operating losses and credits is subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

  Under Statement of Financial Accounting Standards No. 109 (FAS 109), deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company has provided a full valuation allowance against its net deferred tax assets due to uncertainties surrounding their realization, primarily due to the Company having cumulative losses in the last three years, which causes predictability of earnings in the early future years to be uncertain.

  Extraordinary credit--forgiveness of debt. In April 1994, the Company and Racal re-negotiated the terms of the July 1, 1993 agreement regarding the transfer, joint development and joint ownership in certain Racal technology. The new terms reduce overall payments to Racal from IKOS by $750,000 and extend the scheduled payments into fiscal 1998. This resulted in an extraordinary credit of $664,000 after being offset by certain related expenses. See Note 2 of Notes to Consolidated Financial Statements of IKOS.

QUARTERLY RESULTS

  The following table sets forth certain quarterly financial information for fiscal 1995 and the first two quarters of fiscal 1996. This information is derived from unaudited financial statements that include, in the opinion of management, all normal recurring accruals necessary for a fair presentation of the information set forth therein. The operating results for any quarter are not necessarily indicative of results to be expected for any future period.

                                     FISCAL 1995                  FISCAL 1996
                          ------------------------------------ ------------------
                                             QUARTERS ENDED
                          -------------------------------------------------------
                          DEC. 31, APR. 1,  JULY 1,  SEPT. 30, DEC. 30, MARCH 30,
                            1994    1995     1995      1995      1995     1996
                          -------- -------  -------  --------- -------- ---------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues.............  $6,108  $6,680   $7,395    $8,417    $9,277   $11,154
Cost of revenues.........   1,644   1,663    1,826     2,006     2,136     2,397
                           ------  ------   ------    ------    ------   -------
  Gross profit...........   4,464   5,017    5,569     6,411     7,141     8,757
Operating expenses:
  Research and
   development...........     919   1,035    1,012     1,033     1,541     1,727
  Sales and marketing....   2,582   2,686    3,085     3,410     3,494     3,417
  General and
   administrative........     483     551      542       725       689     1,034
                           ------  ------   ------    ------    ------   -------
    Total operating
     expenses............   3,984   4,272    4,639     5,168     5,724     6,178
                           ------  ------   ------    ------    ------   -------
Income from operations...     480     745      930     1,243     1,417     2,579
Other income (expense):
  Interest income........      23      26       42        68       197       285
  Interest expense.......     (38)    (25)     (23)      (21)      (18)      (24)
  Other..................      29      29       29        30        29        30
                           ------  ------   ------    ------    ------   -------
    Total other income...      14      30       48        77       208       291
                           ------  ------   ------    ------    ------   -------
Income before provision
 for income taxes........     494     775      978     1,320     1,625     2,870
Provision for income
 taxes...................      46      60       90       215       250       460
                           ------  ------   ------    ------    ------   -------
  Net income.............  $  448  $  715   $  888    $1,105    $1,375   $ 2,410
                           ======  ======   ======    ======    ======   =======
Earnings per share:......  $ 0.08  $ 0.12   $ 0.14    $ 0.17    $ 0.18   $  0.31
                           ======  ======   ======    ======    ======   =======
Common and common
 equivalent shares used
 in computing per share
 amounts.................   5,783   6,011    6,281     6,531     7,519     7,843
                           ======  ======   ======    ======    ======   =======

  The following table presents certain operating statement items expressed as a percentage of net revenues for each quarter of fiscal 1995 and for the first two quarters of fiscal 1996.

                                     FISCAL 1995                FISCAL 1996
                          ---------------------------------- ------------------
                                             QUARTERS ENDED
                          -----------------------------------------------------
                          DEC. 31, APR. 1, JULY 1, SEPT. 30, DEC. 30, MARCH 30,
                            1994    1995    1995     1995      1995     1996
                          -------- ------- ------- --------- -------- ---------
Net revenues.............  100.0%   100.0%  100.0%   100.0%   100.0%    100.0%
Cost of revenues.........   26.9     24.9    24.7     23.8     23.0      21.5
                           -----    -----   -----    -----    -----     -----
  Gross profit...........   73.1     75.1    75.3     76.2     77.0      78.5
Operating expenses:
  Research and
   development...........   15.0     15.5    13.7     12.3     16.6      15.4
  Sales and marketing....   42.3     40.2    41.7     40.5     37.7      30.6
  General and
   administrative........    7.9      8.2     7.3      8.6      7.4       9.3
                           -----    -----   -----    -----    -----     -----
    Total operating
     expenses............   65.2     63.9    62.7     61.4     61.7      55.4
                           -----    -----   -----    -----    -----     -----
Income from operations...    7.9     11.2    12.6     14.8     15.3      23.1
Other income (expense):
  Interest income........    0.4      0.4     0.6      0.8      2.1       2.5
  Interest expense.......   (0.6)    (0.4)   (0.3)    (0.3)    (0.2)     (0.2)
  Other..................    0.5      0.4     0.3      0.4      0.3       0.3
                           -----    -----   -----    -----    -----     -----
    Total other income...    0.3      0.4     0.6      0.9      2.2       2.6
Income before provision
 for income taxes........    8.2     11.6    13.2     15.7     17.5      25.7
Provision for income
 taxes...................    0.8      0.9     1.2      2.6      2.7       4.1
                           -----    -----   -----    -----    -----     -----
  Net income.............    7.4%    10.7%   12.0%    13.1%    14.8%     21.6%
                           =====    =====   =====    =====    =====     =====

QUARTERLY TRENDS

  Gross profit generally increased from quarter to quarter as a percentage of net revenues over the six quarter period primarily as a result of a shift in product mix to higher margin products. Research and development expenses increased in the first two fiscal quarters of 1996, primarily as a result of increased headcount and associated personnel related costs. In addition, for the first fiscal quarter of 1996, the Company incurred an expense of approximately $250,000 for certain acquired technology that had not reached technical feasibility and did not have alternative future uses. Sales and marketing expenses increased in absolute dollars in the first two quarters of fiscal 1996 as a result of the significant increase in revenues but decreased as a percentage of revenues primarily due to the increased efficiency of the sales force.

  The Company expects to recognize a loss in the quarter ending June 29, 1996, due to the approximately $9.6 million in-process research and development write-off resulting from the Acquisition. In addition, the Company's operating expenses are expected to increase due to the development of emulation systems and the amortization of intangibles resulting from the Acquisition.

  The Company's quarterly operating results have in the past and may in the future vary significantly depending on factors such as the timing of customer development projects and related purchase orders to purchase the Company's hardware-assisted simulation systems, new product announcements and releases by the Company and other companies, gain or loss of significant customers, price discounting of the Company's products, the timing of expenditures in anticipation of increased sales, customer product delivery requirements, availability and cost of components or labor and economic conditions generally and in the electronics industry specifically. Any unfavorable change in these or other factors could have a material adverse effect on the Company's operating results for a particular quarter. Many of the Company's customers order on an as-needed basis and often delay delivery of firm purchase orders until their project commencement dates are determined. Quarterly revenue and operating results will therefore depend on the volume and timing of orders received during the quarter, which are difficult to forecast accurately. Operating results in any period should not be considered indicative of the results to be expected for any future period, and there can be no assurance that the Company's net revenues will continue to increase, that its recent rate of quarterly revenue and earnings growth will be sustained, or that the Company will remain profitable in any future period. See "Risk Factors-- Potential Fluctuations in Quarterly Results."

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has financed its operations, including increases in accounts receivable and inventory and capital equipment acquisitions, primarily through private and public sales of equity securities and a loan secured by capital equipment. In addition, the Company's operations provided cash during the first six months of fiscal 1996 and during fiscal 1995 and fiscal 1994.

  Operating activities. The Company's operating activities provided cash of $7.1 million in the first six months of fiscal 1996, $4.5 million in fiscal 1995 and $1.4 million in fiscal 1994 and used cash of $686,000 in fiscal 1993. For the six months ended March 30, 1996, net cash provided by operating activities was primarily due to net income plus depreciation and amortization, a reduction in outstanding accounts receivable, increased deferred maintenance revenues and accounts payable partially offset by an increase in inventories and a decrease in accrued commissions and other accrued liabilities. For fiscal 1995 and 1994, net cash provided by operating activities resulted primarily from net income adjusted for depreciation and amortization, which was partially offset by increases in accounts receivable, inventories and accounts payable associated with increases in revenue activity. In fiscal 1993, the net cash used in operating activities was primarily the result of net losses.

  Investing activities. For the six months ended March 30, 1996 net cash used in investing activities was approximately $11.6 million due primarily to the advance to VMW of approximately $1.3 million and the net purchases of approximately $9.2 million of short-term investments and purchases of $1.2 million of equipment, primarily engineering workstations. Other than the purchase and sales and maturities of short-term investments, investment activities were comprised primarily of capital expenditures of $1.1 million, $959,000 and $1.0 million for fiscal 1995, 1994 and 1993, respectively. Capital expenditures were primarily for evaluation equipment, engineering workstations and the Company's own hardware simulators which were used for research and development and benchmarking purposes.

  In accordance with Statement of Financial Accounting Standards No. 86, the Company capitalizes eligible computer software costs upon achievement of technological feasibility subject to net realizable value considerations. The Company defines technological feasibility as completion of a working model. For the six months ended March 30, 1996 and April 1, 1995, such capitalizable costs were insignificant. Accordingly, the Company has charged all such costs to research and development expenses for these periods. For fiscal 1995 and 1994, the Company did not capitalize any costs for software. For fiscal 1993, the Company capitalized $513,000 for the development of the VHDL simulator and other Voyager series products.

  Financing activities. Net cash provided by financing activities for the six months ended March 30, 1996 was $10.4 million which was a result of the completion of the Company's public stock offering in October 1995 and the exercise of options by Company employees. Proceeds from the sale of 1,150,000 shares of Common Stock, net of offering costs, were approximately $10.4 million. During the six months ended March 30, 1996, and during fiscal 1995, 1994 and 1993, the Company received cash of $664,000, $1.1 million, $68,000 and $50,000, respectively, upon the exercise of options to purchase Common Stock. Offsetting the increases in cash provided by financing activities, were principal payments of approximately $738,000, $754,000, $683,000 and $335,000 for the six months ended March 30, 1996 and fiscal years ending 1995, 1994 and 1993, respectively.

  The Company's primary unused sources of funds at March 30, 1996 consisted of $22.8 million of cash, cash equivalents, and short-term investments. Subsequent to March 30, 1996, the Company paid approximately $10.0 million in cash to the preferred stockholders of VMW pursuant to the Acquisition. The Company expects to make capital expenditures throughout the remainder of fiscal 1996, as expected headcount additions will require additional capital expenditures. The Company believes that net proceeds from this offering, together with cash and cash generated from operations, will be sufficient to finance its operations through at least the end of fiscal 1996. To the extent necessary, the Company may also use bank borrowings and capital leases depending on the terms available. The Company's cash requirements in the future may also be financed through additional equity or debt financings. There can be no assurance that such financing can be obtained on favorable terms, if at all. To the extent that additional capital is raised through the sale of additional equity or convertible debt securities, the issuance of such securities could result in dilution to the Company's stockholders.

                                   BUSINESS

THE COMPANY

  IKOS develops, manufactures, markets and supports hardware and software systems for the verification of IC designs. The Company's products are designed to enable its customers to verify complex IC designs more rapidly and accurately than existing software-based simulation tools. The Company sells its products to a broad range of customers in the communications, multimedia/graphics, semiconductor, computer, aerospace and consumer electronics industries, such as Lucent Technologies, Motorola, NEC, S3, Scientific Atlanta, SGS-Thomson Microelectronics, Siemens and Texas Instruments.

  In May 1996, the Company acquired VMW, which was founded in late 1993 to develop and market logic emulation systems for the verification of complex ICs and IC-based systems. The Company believes that, despite the potential of emulation to shorten IC and system development time, the high cost and difficulty of use of existing emulation systems have impaired broad acceptance of emulation. VirtualWires, a set of proprietary methods under exclusive license from MIT, is being developed to address certain input/output constraints and timing issues through two processes referred to as interconnect resynthesis and timing resynthesis.

INDUSTRY BACKGROUND

  The EDA industry has provided technology and automation tools to the IC industry which have enabled, to a significant degree, the advances in IC designs that have occurred within the semiconductor industry over the last two decades. However, while EDA design tools such as high level design languages and synthesis have brought greater efficiency and productivity to the IC design process, advances in EDA verification technology have not kept pace with the requirements for verifying more complex IC designs. A semiconductor industry consortium estimates that over the four decades through 2010, IC complexity, measured in transistors per logic IC, will grow at 58% compounded annually, while design engineer productivity will grow at only 21% annually. IKOS believes that insufficient verification capability is a significant contributor to this productivity gap.

  As the density and complexity of electronic system designs increase, so does the need for more thorough verification in the IC design process. Verification, which is the assessment of the functionality and behavior of an IC design, is used to test compliance with timing constraints, detect logic errors and predict device speed, power consumption and a range of other characteristics. A number of trends in the IC industry are currently in force which are causing verification to receive greater attention in the design process. First, as designers work at higher levels of abstraction and design more gates, the task of directly evaluating the entire design is becoming extremely difficult. This causes designers to seek tools which perform verification for them. Second, as IC process geometries grow finer and device speeds increase, the margin for error grows smaller, thus placing a premium on verification capability. Finally, as system designers develop a broader range of systems for a wider range of applications, they have become concerned with not just functionality, but also IC speed and power dissipation.

  Design verification includes modeling of a circuit in software (simulation), and modeling of a circuit in hardware (emulation). Simulation utilizes computer models of circuit logic and test programs to evaluate the functionality and performance of the designed electronic circuits before committing to prototyping or production of the actual design. In the simulation environment, the individual components of an IC may be represented at different levels of detail or hierarchy, ranging from transistors or gates (typically groups of four transistors) to functional or behavioral blocks, which are commonly comprised of a large number of gates. Before the advent of language-based design, the traditional approach to simulation was at the gate level. However, language-based or functional simulation creates an opportunity to simulate designs earlier in the design cycle, at the functional or behavioral block level, before the gate level structure of a design is known. Software simulators operating on general purpose workstations are customarily used to verify the high level specifications and detect design inconsistencies. The Company believes that the need for accurate and timely simulation and verification of complex IC designs cannot be satisfied by existing software simulators operating on general purpose workstations. Due to lack of simulation capacity, software simulation of complex IC designs at the lower, or gate, level of abstraction can take multiple hours or days to be completed. Software simulators can verify more complex designs by simulating at a higher, or behavioral, level of abstraction but without the ability to accurately model timing information required for the interconnection of gates and transistors of the IC. The Company believes that this high level simulation is not sufficiently comprehensive because timing problems inherent in complex ICs have not been effectively addressed at the behavioral level.

  Logic emulation is the process of utilizing reprogrammable ICs, typically field programmable gate arrays ("FPGAs"), as a hardware model of an IC prior to its silicon fabrication. This model runs orders of magnitude faster than a software-based simulation model and permits the verification of the design more quickly and comprehensively. This virtual silicon prototype can be plugged into the system for which the IC is designed, and the system can then be tested using software to verify functionality. Logic emulation can shorten IC and system development by allowing developers to engage in concurrent design and verification of both the software and hardware components of the designed system. The Company believes that, despite the potential of emulation to shorten IC and system development time, the high cost and difficulty of use of existing emulation systems have impeded their widespread adoption.

  The verification of a complex IC is an extremely time-consuming process, and inadequate verification can result in lost market opportunity or significant costs. Complicating the problem is the inability to determine when an IC design has been sufficiently verified. Due to competitive market pressures, IC designers are investing in a greater number and wider range of verification tools.

THE IKOS SOLUTION

  The Company's mission is to be the leading supplier of tools for the verification of IC designs with 100,000 or more gates, which are referred to as complex ICs. Complex IC designs are becoming a larger part of the custom and semi-custom IC market. According to an industry source, complex designs for ASICs will grow to a majority of the ASIC designs within the next four years. The Company believes that rapid, comprehensive and predictable verification of complex ICs can best be achieved by simulation systems incorporating hardware and software and easy-to-use, cost-effective emulation systems.

  To date, the Company has concentrated on providing dedicated hardware and software simulation systems that enable iterative, mixed-level simulation. Under the IKOS design approach, simulation begins at the behavioral level so that architectural problems can be identified before the time and effort is expended to implement the gate level design. Simulation is then performed at the gate level to address timing problems. The designer may then iteratively simulate at the behavioral level and the gate level to ensure that the design is correct. In addition, this IKOS approach enables mixed-level simulation, or the ability to perform behavioral level simulation in tandem with gate level simulation. Mixed-level simulation allows an IC designer to insert newly developed gate level details into the behavioral level design and simulate at both levels of abstraction simultaneously, thereby reducing the time required to simulate a complex IC design.

  In order to broaden the Company's verification product offering to extend from design concept stage to prototype stage, the Company is developing emulation systems that incorporate technology under development acquired from VMW. The Company seeks to use this technology, when fully developed, to provide cost-effective emulation systems that are easy to use and utilize standard off-the-shelf FPGA components which automate and simplify certain expensive and time consuming steps in the emulation of an IC design.

IKOS STRATEGY

  The Company's strategy is to serve the needs of a growing universe of IC designers for fast, accurate verification of complex IC designs through a family of hardware and software simulation and emulation systems. The key elements of this strategy are the following:

  Maintain leadership in mixed-level, hardware-assisted simulation tools. The Company intends to continue to invest significant resources to expand its set of core technologies, including improvements in the Company's hardware and software performance and greater IC modeling performance at the different levels of design verification, and to enhance and support its products. The Company also intends to continue to invest significant resources to enhance its mixed level and co-simulation technology that provides for simultaneous operation of software simulation at the behavioral level and hardware acceleration at the gate level. In addition, the Company plans to develop new products that will enable IC designers to simulate the higher density ICs enabled by future generations of silicon process technology.

  Broaden market for logic emulation. The Company will seek to broaden the market for logic emulation by providing easier to use and less costly emulation products. In addition, the Company intends to market its emulation systems to ASIC designers that to date have not widely used emulation products. The Company believes that its experience in developing and marketing hardware-accelerated simulation systems will enhance its ability to develop and market competitive emulation systems.

  Conform to industry standards. The Company believes that its support of industry standards allows system and IC designers to employ its products as an integral part of the entire design process. The Company's simulation systems accept designs created in VHDL and Verilog-XL, commonly used hardware description languages. In addition, the Company's software utilizes the Motif standard for graphical user interfaces and operates on the UNIX operating system. In addition, the Company believes that its interface with commonly used design environments facilitates the adoption and use of its products. Furthermore, the Company intends to utilize standard off-the-shelf FPGAs in its emulation systems.

  Develop strategic relationships with key accounts. The Company sells its products to a broad range of customers in the communications, multimedia/graphics, semiconductor, computer, aerospace and consumer electronics industries. The Company employs a technically-oriented sales force and applications engineering team to serve the needs of existing and prospective customers. The Company focuses on demonstrating the value of its hardware assisted solutions to key customers in each segment. These key relationships serve as strong references for the Company's products and help specify technical requirements for future generations of the Company's tools. In addition, the Company believes that the success of its relationships with these customers is evidenced by repeat orders from these key relationships.

  Provide comprehensive cell libraries and library development tools. The Company believes that its IC cell libraries for its simulation systems greatly facilitate ease of use and accuracy of verification systems and that the extensive libraries and library development tools provided by the Company are a competitive advantage over other verification solutions. The Company has fostered relationships with IC manufacturers such as American Microsystems, Inc., LSI Logic Corporation, NEC Corporation, OKI Semiconductor, Toshiba, Texas Instruments Incorporated and VLSI Technology, Inc. in order to obtain the design specifications necessary for the development of cell libraries and library development tools.

SIMULATION

  To date, IKOS has marketed high performance IC design simulation systems consisting of hardware and software. In the IKOS simulation system, certain simulation algorithms are implemented in hardware to enhance performance. The software components of the IKOS solution include behavioral-level simulation software, interfaces with other EDA tools and cell libraries and library development tools for modeling of ICs. IKOS simulation systems run on Sun Microsystems, Inc. ("Sun") and Hewlett-Packard Company ("Hewlett-Packard") workstations. The following is a description of the products offered by the
Company:

  Voyager VS. Voyager VS is the Company's VHDL software simulator. It provides the behavioral simulation kernel and the design data management framework for the remainder of the Voyager product series. Voyager VS fully complies with the IEEE-1076 VHDL Language Reference Manual, and has an easy-to-use graphical user interface and a powerful early stage design and debug tool. Both third party and user-developed behavioral models are supported through flexible interfaces to the simulation kernel, and user-programmable output formatting allows Voyager VS to integrate with the in-house tools of IC vendors and high-end customers.

  Voyager CS. Voyager CS is a mixed-level (behavioral and gate-level) software simulator that combines the functional simulation capabilities of Voyager VS with a gate-level software simulator. This software simulator provides the same simulation as the Company's hardware simulator by using the same gate level algorithms and IC libraries utilized by the IKOS Nsim hardware simulator family. By using Voyager CS, simulation problems due to library errors and mismatches between simulation algorithms can be avoided. Voyager CS is also used by IC vendors for library development. Voyager CS is designed to enable an IC designer to transition easily from software-based simulation to hardware-assisted simulation.

  Voyager CSX. Voyager CSX links the Nsim accelerator to Voyager CS to enable an IC designer to perform functional, gate-level or mixed-level hardware-assisted simulation. The key technology behind Voyager CSX is embedded in the IKOS SimLink, which allows multiple simulation engines to share the work in a single simulation. SimLink manages the design partitioning between the software and the hardware algorithms, and provides efficient time synchronization and fast event exchange.

  Voyager FS. Voyager FS is a concurrent fault simulator that uses the same libraries as Nsim and provides high-performance fault simulation, using software. Fault simulation is used to verify the quality and completeness of tests developed for the design once it is manufactured. The Company believes that Voyager FS currently is the only product that allows the same VHDL test patterns used by the design engineer for logic simulation to also be used by the test engineer for fault simulation. Voyager FS runs on standard workstations manufactured by Sun and Hewlett-Packard.

  Gemini CSX. Gemini CSX links Cadence's Verilog-XL software simulator with the IKOS Nsim simulator to provide a mixed-level Verilog simulation system. Gemini CSX uses the IKOS SimLink together with SimMatrix, developed by Precedence Incorporated ("Precedence"), to enable concurrent hardware-assisted gate-level simulation by IKOS Nsim and software behavioral-level simulation by Cadence Verilog-XL. The Company has been granted a license by Precedence to use, market and distribute the SimMatrix interface in return for certain development fees and royalties.

  Nsim. This family of high performance special purpose computers is used with Voyager CSX and Gemini CSX. Nsim computers incorporate proprietary algorithms implemented in IKOS-designed ASICs under a massively parallel architecture to accelerate gate-level simulation. The Nsim family of products supports functional verification for IC designs with between 300,000 and four million gates and full-timing simulation for deep sub-micron ICs with between 50,000 and four million gates of random logic.

  Cell Libraries and Library Development Tools. IKOS promotes the use of its simulation systems by providing library development tools that permit IKOS, manufacturers and end-users to create and maintain current libraries. These libraries provide the required functional and timing specifications of a particular manufacturer's technology. The architecture of IKOS simulators was specifically designed to facilitate the development of libraries. IKOS works with IC manufacturers such as American Microsystems, Inc., LSI Logic Corporation, NEC Corporation, OKI Semiconductor, Toshiba, Texas Instruments Incorporated and VLSI Technology, Inc. to enable customers to simulate complex designs using IKOS systems prior to fabrication of the ICs by these manufacturers.

  U.S. list prices for the Company's software products currently range from approximately $10,000 to $40,000 and for the Company's hardware family currently range from approximately $80,000 to over $1.0 million.

  The Company's ongoing product development activities include the enhancement of current products to simulate and verify the design of higher gate count ICs and to offer a greater degree of integration with EDA tools, the development of new product options and features, including new library tools, and the development of new technologies for use in future products.

EMULATION

  The Company seeks to develop emulation products utilizing VirtualWires, a set of proprietary emulation methods under exclusive license from MIT. VirtualWires is being developed to address certain input/output constraints and timing issues through two processes referred to as interconnect resynthesis and timing resynthesis. Interconnect resynthesis is intended to overcome FPGA pin limitations by sharing or multiplexing each physical input/output wire to carry more than one signal. This approach is intended to allow for more automated and efficient compilation of the design on fewer FPGAs, potentially lowering the cost of the emulation system and enhancing its ease of use. Timing resynthesis can compensate for FPGA timing variations by converting a user's design that may incorporate multiple synchronous or asynchronous clocks into a high frequency single-clock synchronous design with identical functionality. This approach is intended to address timing issues by transforming a user's design into one that is predictable and easy to implement.

  The Company is developing a modular, scalable system for emulation of one or more complex ICs. This system is being developed to include three principal components: compiler software, a reconfigurable logic emulator, and a third-party logic analyzer. The compiler software, executing on an engineering workstation from either Sun or Hewlett-Packard, is expected to accept a netlist description of the user's design and generate from it the programming data which controls the behavior of the logic emulator. The logic emulator is expected to be connected to the user's target system via cables and, once programmed, operate as a surrogate for the IC being emulated. The emulator's internal operation is being designed to be viewed with the aid of a commercial logic analyzer available from Hewlett-Packard.

CUSTOMERS

  IKOS sells its products to a broad range of companies including those in the communications, multimedia/graphics, semiconductor, computer, aerospace and consumer electronics industries. One customer, Advanced Micro Devices, Inc., accounted for 16.2% of the Company's net revenues for the first six months of fiscal 1996. One distributor, Itochu & Co., Ltd. in Japan, accounted for 14.0% and 14.6%, respectively, of the Company's net revenues for the first six months of fiscal 1996 and fiscal 1995. One customer, Motorola, Inc., and one distributor, Itochu & Co., Ltd., accounted for 17.7% and 10.1%, respectively, of the Company's net revenues in fiscal 1994. A number of the Company's customers use IKOS products for multiple applications. Certain of the Company's customers who have purchased at least $100,000 of products in the fiscal 1995 are listed below based upon the major application for which the Company believes the customer is using the IKOS system.

COMMUNICATIONS             MULTIMEDIA/GRAPHICS        ASIC MANUFACTURERS
 . Alcatel Network          . Chips & Technologies,    . American Microsystems,
  Systems, Inc.              Inc.                       Inc.
 . AT&T Corp.               . MicroUnity Systems       . LSI Logic Corp.
 . Cabletron Systems,       . S3 Incorporated          . Mitsubishi Electronics
  Inc.                     . Silicon Graphics, Inc.     America, Inc.
 . Motorola, Inc.                                      . SGS-Thomson
 . Siemens AG                                            Microelectronics
 . Tellabs Inc.                                        . Texas Instruments
                                                        Incorporated

COMPUTERS/PERIPHERALS      AEROSPACE                  CONSUMER ELECTRONICS
 . Acer Incorporated        . Allen-Bradley Co.        . Fuji-Xerox
 . Cyrix Corp.              . Hughes Aircraft Co.      . General Instrument
 . Hewlett-Packard          . Raytheon Co.               Corp.
  Company                  . Rockwell International   . Scientific Atlanta,
 . NEC Corporation            Corp.                      Inc.
 . Philips Semiconductor                               . Sony America Corp.
                                                      . Toshiba America Inc.

SALES AND MARKETING

  The Company markets its products and services primarily through its direct sales and service organization. The Company employs a technically-oriented sales force and application engineering team to serve the needs of existing and prospective customers. IKOS' direct sales strategy concentrates on those companies that it believes are key users and designers of ICs and IC-based systems for high-performance applications. IKOS currently maintains direct sales and support offices in the following states: Arizona, California, New Hampshire, New Jersey and Texas. IKOS sells directly in Japan through a wholly-owned subsidiary and in Europe through wholly-owned subsidiaries in Germany and England and a sales office in France. In addition, the Company sells and supports its products through distributors in Asia and certain European regions. The sales process is supported with a broad range of marketing programs which include trade shows, direct marketing, public relations and advertising. From time to time the Company may enter into joint marketing agreements with other EDA companies and technology partners to increase market acceptance of the Company's verification systems.

  International sales accounted for approximately 31.1% and 30.9%, respectively, of the Company's net revenues for the six month periods ended March 30, 1996 and April 1, 1995, respectively, and 36.9%, 25.8% and 20.1% of the Company's net revenues in fiscal 1995, 1994 and 1993, respectively. In addition to its direct sales activities in foreign countries, the Company has developed distributor relationships in Europe and Asia. The Company expects that international sales will continue to account for a significant portion of its revenues, and plans to continue to expand its international sales and distribution channels. Although the Company has attempted to reduce the risk of fluctuations in exchange rates associated with international revenues by selling its systems for United States currency only, the Company pays the expenses of its international operations in local currencies and does not engage in hedging transactions with respect to such obligations. Currency exchange fluctuations in countries in which the Company sells its systems could have a material adverse effect on the

Company by resulting in pricing that is not competitive with prices denominated in local currencies. Furthermore, there can be no assurance that the Company will be able to continue to sell its systems internationally for United States currency. International sales are subject to a number of other inherent risks. See "Risk Factors--International Sales."

  The Company provides maintenance and support on a contractual basis after the initial product warranty has expired. Maintenance and support are provided on an on-site or on a return and repair basis. The Company also provides maintenance and support via a toll-free telephone line, and customers with maintenance coverage receive regular software releases from the Company. Foreign distributors generally provide customer training, service and support for the products they sell.

MANUFACTURING AND SUPPLIERS

  The Company performs final assembly and test of all its simulation products in its Cupertino, California facility. The Company utilizes third parties for all major subassembly manufacturing, including printed circuit boards and custom ICs. The Company has a testing and qualification program to ensure that all subassemblies meet the Company's specifications before going into final assembly and test.

  Certain key components used in the Company's simulation products are presently available from sole or limited sources. The inability to develop alternative sources for these sole or limited source components or to obtain sufficient quantities of these components could result in delays or reductions in product shipments which could adversely affect the Company's operating results. The Company's simulation systems use proprietary ASICs that are currently manufactured solely by AMI and subassemblies that are manufactured solely by Micron. The Company generally purchases these components, including semiconductor memories used in the Company's hardware simulators, pursuant to purchase orders placed from time to time in the ordinary course of business and has no supply arrangements with any of these source suppliers that require the suppliers to provide components in guaranteed quantities or at set prices. Any prolonged inability to obtain components or subassemblies in sufficient quantities or quality or on favorable pricing or delivery terms, or any other circumstances that would require the Company to seek alternative sources of supply, could have a material adverse effect on the Company's operating results and could damage the Company's relationships with its customers. See "Risk Factors--Dependence Upon Certain Suppliers."

RESEARCH AND DEVELOPMENT

  The Company's research and development organization included 41 engineers at March 30, 1996 of whom 27 were engaged principally in software development. During the first six months of fiscal 1996, the Company spent approximately $3.3 million on research and development and during fiscal 1995, 1994 and 1993, the Company spent approximately $4.0 million, $3.9 million and $7.9 million, respectively, on research and development. The Company's research and development costs, including costs of software development before technological feasibility, are expensed as incurred. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

  The EDA industry is highly competitive and rapidly changing. The Company's products are specifically targeted at the emerging portion of the industry relating to complex designs that the Company believes benefit from simulation and emulation products. To date, substantially all of the Company's revenue has resulted from sales of hardware-assisted simulation products. The Company currently experiences competition from hardware-assisted simulation-based systems sold by Zycad and traditional software verification methodologies. To the extent that the Company competes in the market for emulation products in the future, it will experience competition from emulation systems sold by Quickturn and other EDA companies. The Company expects competition in the market for verification tools to increase as other companies attempt to introduce new products such as cycle-based software simulation products and product enhancements. Moreover, the Company competes, and expects that it will continue to compete, with established EDA companies. A number of these companies have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger installed customer bases than the Company. In addition, many of these competitors and potential competitors have established relationships with current and potential customers of the Company and offer a broader and more comprehensive product line. Increased competition could result in price reductions, reduced margins and loss of market share, all of which could materially adversely affect the Company. In addition, current competitors or other entities may develop other products that have significant advantages over the Company's products. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its operating results.

  The Company competes on the basis of certain factors, including product performance, price, support of industry standards, technical support and customer service, timely introduction of new products, ease of use and reputation. The Company believes that it currently competes favorably overall with respect to these factors.

PROPRIETARY RIGHTS

  The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company relies on patent, trademark, trade secret and copyright law to protect its technology. The Company currently holds three U.S. patents, has licensed rights under certain patent applications relating to VirtualWires, and has filed additional patent applications. However, there can be no assurance that any patent owned by the Company will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's patent applications, whether or not challenged by applicable governmental patent examiners, will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology, duplicate the Company's technology or design around the patents owned by the Company. The Company generally enters into confidentiality or license agreements with its employees, distributors and customers, and limits access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization, or to develop similar technology independently. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. The Company has also granted Racal a security interest in certain VHDL simulation software jointly developed by the Company and Racal with respect to payment of a promissory note to Racal by the Company with a current balance of $1.25 million. In the event that the Company defaults in the payment of the promissory note, Racal may obtain all rights to the software, including access to the source code of the software.

  From time to time the Company has received, and may receive in the future, notice of claims of infringement of other parties' proprietary rights. Although the Company does not believe that its products infringe the proprietary rights of any third parties, there can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted against the Company or that any such assertions will not materially adversely affect the Company's business, financial condition or results of operations. Irrespective of the validity or the successful assertion of such claims, the Company could incur significant costs and diversion of management efforts with respect to the defense thereof which could have a material adverse effect on the Company's business, financial condition or results of operations. If any claims or actions are asserted against the Company, the Company may seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that under such circumstances, a license would be available under reasonable terms or at all.

  The Company relies on certain software and other technologies which it licenses from third parties, including software which is integrated with internally developed software and used in the Company's systems to perform key functions. There can be no assurance that these third party licenses will continue to be available to the Company on commercially reasonable terms or otherwise. The loss of or inability to maintain any of these licenses could result in delays or reductions in product shipments until equivalent software or technology could be identified, licensed and integrated, which would adversely affect the Company's operating results. In particular, the Company licenses certain VirtualWires emulation patent rights from MIT. This license is exclusive for a period ending on the earlier of the expiration of eight years after the first commercial sale or use of a licensed patent or process or December 22, 2004, and thereafter becomes nonexclusive. MIT may terminate this license if the Company fails to meet certain minimum net sales milestones or upon certain other material breaches of the license agreement that remain uncured after 90 days' notice of such breach. Loss of this license could materially adversely affect the Company's future operating results. See "Risk Factors--Proprietary Rights."

EMPLOYEES

  As of March 30, 1996, the Company employed a total of 144 persons, consisting of 76 in marketing, sales and support, 9 in manufacturing, 41 in research, development and engineering, and 18 in finance, administration and other capacities. The Company has never had a work stoppage. None of its employees is represented by a labor organization, and the Company considers its relations with its employees to be good.

  The Company's future performance depends in significant part upon attracting and retaining key technical, sales, senior management and financial personnel. Competition for such personnel is intense, and the inability to retain its key personnel or to attract, assimilate or retain other highly qualified personnel in the future on a timely basis could have a material adverse effect on the Company's results of operations. See "Risk Factors-- Dependence Upon Key Personnel and Management of Growth."

PROPERTIES

  The Company's principal executive offices, as well as its principal manufacturing, marketing, research and development, and engineering facility, are located in approximately 57,000 square feet of leased office building space in Cupertino, California. The lease on this facility expires September 2000, with options to extend the lease for up to nine years. The Company subleases 9,000 square feet of its leased office building space in Cupertino, California. The Company also leases a development facility in Cambridge, Massachusetts and a sales and development facility in Waldwick, New Jersey. In addition, the Company leases sales office space domestically in Arizona, California, New Hampshire and Texas and internationally in England, France, Germany and Japan. The Company believes that its existing facilities are adequate for its current needs and that additional space will be available as needed.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The names, titles and ages of the executive officers and directors of the Company are as follows:

 NAME                                        AGE POSITION WITH THE COMPANY
 ----                                        --- -------------------------
 Gerald S. Casilli.......................... 57  Chairman of the Board
 Ramon A. Nunez............................. 41  Chief Executive Officer,
                                                  President and Director
 Daniel R. Hafeman.......................... 47  Chief Technical Officer
 Joseph W. Rockom........................... 57  Chief Financial Officer, Vice
                                                  President of Finance and
                                                  Administration, and
                                                  Secretary
 Paul Offredi............................... 51  Senior Vice President,
                                                  Product Operations
 Stephen M. McLaughin....................... 48  Vice President of
                                                  Manufacturing
 Lawrence A. Melling........................ 39  Vice President of Marketing
 John Stressing............................. 52  Vice President of Worldwide
                                                  Sales
 Lutz P. Henckels (1)....................... 55  Director
 James R. Oyler (1)......................... 50  Director
 Glenn E. Penisten (1)...................... 64  Director

- --------
(1) Members of the Audit and Compensation Committees

  Mr. Casilli has served as Chairman of the Board of Directors of the Company since July 1989 and served as Chief Executive Officer from April 1989 to August 1995. He has served as a director since 1986. From January 1986 to December 1989 he was a general partner of Trinity Ventures, Ltd., a venture capital firm that was a former investor in the Company. Mr. Casilli was a general partner of Genesis Capital, a venture capital firm, from February 1982 to 1990. Mr. Casilli founded Millennium Systems, a manufacturer of microprocessor development systems, in 1973 and served as its President and Chief Executive Officer until 1982.

  Mr. Nunez was appointed Chief Executive Officer in August 1995. Mr. Nunez had been President, Chief Operating Officer and Director of the Company since October 1994. He had served as Vice President of Worldwide Sales since July 1993. Mr. Nunez joined the Company in April 1990 as Vice President of North American Sales after five years in sales management with Zycad Corporation. Earlier he was branch sales manager for Cadnetix (now part of Intergraph) in Southern California.

  Mr. Hafeman, a founder of the Company, has served as Chief Technical Officer since March 1996. Mr. Hafeman served as Vice President of Engineering from August 1989 to March 1996. From December 1984 to August 1989 he served in various positions of engineering management with the Company. Mr. Hafeman was an engineering manager at Scientific Micro Systems, Inc. for eight years prior to his employment with the Company.

  Mr. Rockom has served as Chief Financial Officer and Vice President of Finance and Administration since September 1986. Mr. Rockom has also served as the Company's Secretary since April 1995. Before joining the Company, Mr. Rockom spent seventeen years at AMI, a semiconductor manufacturer, where he held a variety of administrative, operating and management positions, including Vice President of Finance.

  Mr. Offredi was appointed Senior Vice President of Product Operations in August 1995. From August 1992, Mr. Offredi provided management consulting to companies in computer related fields. From 1991 until 1992, Mr. Offredi was the General Manager of EDA West for Teradyne, a manufacturer of electronic test equipment. From 1987 until 1991, Mr. Offredi was the Senior Vice President of Operations for Zycad Corporation.

  Mr. McLaughin has served as Vice President of Manufacturing since November 1986. From July 1977 to November 1986, he served as Director of Manufacturing of Scientific Micro Systems, Inc.

  Mr. Melling has served as Vice President of Marketing since July 1993. From August 1990 to July 1993, Mr. Melling was Vice President of Technical Support. From 1983 until joining IKOS in 1985, Mr. Melling had been a system design engineer at Corvus Systems, Inc., a manufacturer of computer networking equipment. Prior to his relationship with Corvus Systems, Inc., he was a production and circuit engineer with Hewlett-Packard for four years.

  Mr. Stressing has served as Vice President of Worldwide Sales since August 1995. From October 1993 to August 1995 he served as European Sales Director and Vice President, International Sales. From January 1989 to November 1993 he was the proprietor of Premier Consultants, a recruitment and sales agency for IKOS' products in Scandinavia. Prior to founding Premier Consultants, Mr. Stressing was employed in various sales capacities by Zycad Corporation for four years, by Daisy Systems for one year, by Teradyne for four years, and by British Aerospace for thirteen years.

  Mr. Henckels has served as a member of the Board since February 1994. Mr. Henckels has been President of LeCroy Corporation, a supplier of test and measurement equipment, since 1993 and Chief Executive Officer since 1994. Mr. Henckels is also a director of LeCroy Corporation. Before joining LeCroy Corporation he was President of U.S. Operations for Racal-Redac, Inc. from 1989 to 1993. From 1983 to 1989 Mr. Henckels was President and Founder of HHB Systems, an EDA company. Before that he was President and founder of HHB Softron, an engineering consulting firm.

  Mr. Oyler has served as a member of the Board since October 1991. He is presently President, Chief Executive Officer and Director of Evans & Sutherland Computer Corporation. Evans & Sutherland develops, manufactures and markets high performance systems for various applications with demanding graphics requirements. Prior to his position with Evans & Sutherland, Mr. Oyler was president of AMG, Inc., a process machine design company. From 1976 to 1990 Mr. Oyler worked at Harris Corporation, most recently as Senior Vice President and Sector Executive, where he was responsible for nine operating divisions. Prior to that he held positions as consultant and associate with Booz, Allen & Hamilton in New York, a consulting company.

  Mr. Penisten has been a member of the Board since September 1985. Since September 1985 he has been a general partner of Alpha Partners, a venture capital firm and former investor in the Company. From January 1985 to August 1985, he was a general partner of P & C Venture Partners, a venture capital firm. From 1982 to 1985, he was a Senior Vice President at Gould/AMI. From 1976 to 1982, Mr. Penisten served as Chief Executive Officer of AMI, a semiconductor manufacturer. Mr. Penisten is also a director of Bell Microproducts, Inc. Pinnacle Systems, Inc. and Superconductor Technologies.

  In March 1996, William B. Fazakerly resigned his position with the Company as Chief Technical Officer to pursue new business opportunities.

                             SELLING STOCKHOLDERS

  The following table sets forth certain information regarding each Selling Stockholder, each of whom is a former stockholder of VMW.

                                                     SHARES TO
   NAME OF SELLING             SHARES BENEFICIALLY   BE SOLD IN SHARES BENEFICIALLY
   STOCKHOLDER               OWNED PRIOR TO OFFERING  OFFERING  OWNED AFTER OFFERING
   ---------------           ----------------------- ---------- --------------------
   Herchel and Bonnie Babb.              45                45             0
   Jonathan W. Babb........           5,732             5,732             0
   Roger Babb..............              30                30             0
   Melissa Barton..........              59                59             0
   Concord Partners II,
    L.P.(1)................          65,736            65,736             0
   Dillon, Read & Co. Inc.,
    as agent(2)............          10,131            10,131             0
   Joseph and Margaret
    Hadzima................              15                15             0
   Lexington Partners IV,
    L.P.(3)................             398               398             0
   MIT.....................          14,020            14,020             0
   Randall Peters..........              24                24             0

  --------

  (1) Dillon, Read & Co. Inc. manages the private investment partnership of Concord Partners II, L.P.

  (2) Dillon, Read & Co. Inc. is agent and attorney-in-fact for various individuals who are former senior officers of Dillon, Read & Co. Inc.

  (3) Dillon, Read & Co. Inc. manages the private investment partnership of Lexington Partners IV, L.P.

                                 UNDERWRITING

  Under the terms and subject to the conditions of the Underwriting Agreement, the Underwriters named below, for whom Needham & Company, Inc. ("Needham & Company"), SoundView Financial Group, Inc. and Unterberg Harris are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholders, and the Company and the Selling Stockholders have agreed to sell to each Underwriter, the aggregate number of shares of Common Stock set forth opposite their respective names on the table below. The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock are subject to certain conditions precedent, and that the Underwriters are committed to purchase and pay for all shares if any shares are purchased.

                                                                       NUMBER
            UNDERWRITER                                               OF SHARES
            -----------                                               ---------
      Needham & Company, Inc.........................................
      SoundView Financial Group, Inc.................................
      Unterberg Harris...............................................
                                                                       -------
        Total........................................................  596,190
                                                                       =======

  The Company and the Selling Stockholders have been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price per share set forth on the cover page of this Prospectus and to certain dealers (who may include the
Underwriters) at such price less a concession not in excess of $    per share.
The Underwriters may allow, and such dealers may reallow, a concession to certain other dealers (who may include the Underwriters) not in excess of $ per share. After the offering to the public, the offering price and other selling terms may be changed by the Representatives.

  The Company has granted an option to the Underwriters exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 89,429 shares of Common Stock at the public offering price per share, less the underwriting discounts and commissions, set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. To the extent the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares of Common Stock to be purchased by such Underwriters, as shown in the above table, bears to the total shown.

  In connection with this offering, certain underwriters and selling group members (if any) or their respective affiliates may engage in passive market making transactions in the Common Stock on the Nasdaq National Market immediately prior to the commencement of sales in this offering, in accordance with Rule 10b-6A under the Exchange Act. Passive market making consists of displaying bids in the Nasdaq National market limited by the bid prices of independent market makers and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified prior period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

  In the Underwriting Agreement, the Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute payments that the Underwriters may be required to make in respect thereof.

  The Company and its directors and officers and the Selling Stockholders have agreed, without the prior written consent of Needham & Company, not to, directly or indirectly, sell, contract to sell, make any short sale, pledge, or otherwise dispose of, any shares of Common Stock, options to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock of the Company, for a period of 90 days after the effective date of the Registration Statement to which this Prospectus relates, subject to certain limited exceptions.

  Needham & Company, one of the Representatives, acted as financial advisor to the Company with respect to the Acquisition. In consideration of such services, the Company has agreed to pay to Needham & Company a financial advisory fee and has issued to Needham & Company a warrant to purchase 25,000 shares of Common Stock. The warrant is exercisable for a period of five years after issuance, and may not be sold, transferred, assigned or hypothecated for a period of one year following this offering except to officers or partners of Needham & Company.

                                 LEGAL MATTERS

  The validity of the shares offered hereby will be passed upon for the Company and the Selling Stockholders by Gray Cary Ware & Freidenrich, A Professional Corporation, Palo Alto, California. Pillsbury Madison & Sutro LLP, San Francisco, California, is acting as counsel for the Underwriters in connection with certain legal matters relating to the Common Stock offered hereby.

                                    EXPERTS

  The consolidated financial statements of IKOS Systems, Inc. at October 1, 1994 and September 30, 1995, and for each of the three years in the period ended September 30, 1995, appearing in this Prospectus and Registration Statement, and appearing in IKOS Systems, Inc.'s Annual Report on Form 10-K for the year ended September 30, 1995 incorporated herein by reference, have been audited by Ernst & Young LLP as set forth in their report thereon, appearing elsewhere herein, and as set forth in their report thereon included in IKOS Systems, Inc's. Annual Report on Form 10-K and incorporated herein by reference. Such consolidated financial statements are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of VMW (a development stage enterprise) at December 31, 1994 and 1995, and for the years then ended and for the period from October 6, 1993 (date of inception) to December 31, 1995 appearing in this Prospectus and Registration Statement have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report dated April 12, 1996, except for Note 10, as to which the date is May 23, 1996, (which report included an explanatory paragraph regarding the substantial doubt about the entity's ability to continue as a going concern) accompanying such financial statements appearing elsewhere herein and in the Registration Statement, in reliance upon such reports of such firm which report is given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
IKOS SYSTEMS, INC.
Report of Ernst & Young LLP, Independent Auditors........................  F-2
Consolidated Balance Sheets..............................................  F-3
Consolidated Statements of Operations....................................  F-4
Consolidated Statements of Stockholders' Equity..........................  F-5
Consolidated Statements of Cash Flows....................................  F-6
Notes to Consolidated Financial Statements...............................  F-7
VIRTUAL MACHINE WORKS, INC.
Report of Coopers & Lybrand L.L.P., Independent Accountants.............. F-16
Balance Sheets........................................................... F-17
Statements of Operations................................................. F-18
Statements of Stockholders' Deficit...................................... F-19
Statements of Cash Flows................................................. F-20
Notes to Financial Statements............................................ F-21
IKOS SYSTEMS, INC. AND VIRTUAL MACHINE WORKS, INC. UNAUDITED PRO FORMA
 CONDENSED COMBINED FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Combined Financial Information............. F-29
Unaudited Pro Forma Condensed Combined Balance Sheet..................... F-30
Unaudited Pro Forma Condensed Combined Statement of Operations........... F-31
Notes to Unaudited Pro Forma Condensed Combined Financial Statements..... F-33

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders
IKOS Systems, Inc.

  We have audited the accompanying consolidated balance sheets of IKOS Systems, Inc. as of October 1, 1994 and September 30, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of IKOS Systems, Inc. at October 1, 1994 and September 30, 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Jose, California
October 17, 1995

                               IKOS SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           OCTOBER 1, SEPTEMBER 30,  MARCH 30,
                                              1994        1995         1996
                                           ---------- ------------- -----------
                                                                    (UNAUDITED)
                  ASSETS
Current assets:
  Cash and cash equivalents...............  $  3,422    $  7,305     $ 13,166
  Short-term investments..................       560         450        9,616
  Accounts receivable (net of allowances
   for doubtful accounts of $122, $171 and
   $221, respectively)....................     4,884       6,046        3,857
  Inventories.............................     1,050       1,328        2,121
  Prepaid expenses and other assets.......       222         271          280
                                            --------    --------     --------
      Total current assets................    10,138      15,400       29,040
Equipment and leasehold improvements
  Office and evaluation equipment.........     2,576       2,730        3,197
  Machinery and equipment.................     4,664       4,985        5,131
  Leasehold improvements..................       267         287          303
                                            --------    --------     --------
                                               7,507       8,002        8,631
      Less allowances for depreciation and
       amortization.......................    (5,859)     (6,363)      (6,292)
                                            --------    --------     --------
                                               1,648       1,639        2,339
Advance and other assets..................       343         113        1,455
                                            --------    --------     --------
                                            $ 12,129    $ 17,152     $ 32,834
                                            ========    ========     ========
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................  $  1,909    $  1,613     $  2,719
  Accrued payroll and related expenses....       786       1,195        1,427
  Accrued commissions.....................       650         697          186
  Income taxes payable....................        13         188          275
  Other accrued liabilities...............       360         480          168
  Deferred maintenance revenues...........     1,979       3,030        3,971
  Current portion of long-term debt.......       591         688          450
                                            --------    --------     --------
      Total current liabilities...........     6,288       7,891        9,196
Long-term debt, less current portion......     2,151       1,300          800
Accrued rent..............................       214         251          248
Commitments...............................
Stockholders' equity
  Preferred stock, $.01 par value; 10,000
   shares authorized, none issued and
   outstanding............................        --          --           --
  Common stock, $.01 par value; 25,000
   shares authorized, 5,504, 5,886 and
   7,264 shares issued and outstanding,
   respectively...........................        55          59           73
  Additional paid-in capital..............    25,960      27,034       38,115
  Accumulated deficit.....................   (22,539)    (19,383)     (15,598)
                                            --------    --------     --------
      Total stockholders' equity..........     3,476       7,710       22,590
                                            --------    --------     --------
                                            $ 12,129    $ 17,152     $ 32,834
                                            ========    ========     ========

                 See notes to consolidated financial statements

                               IKOS SYSTEMS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                 FISCAL YEARS ENDED          SIX MONTHS ENDED
                         ----------------------------------- ------------------
                                                              APRIL
                         OCTOBER 2, OCTOBER 1, SEPTEMBER 30,   1,     MARCH 30,
                            1993       1994        1995       1995      1996
                         ---------- ---------- ------------- -------  ---------
                                                                (UNAUDITED)
Net revenues
  Product...............  $12,917    $17,886      $23,713    $10,534   $16,971
  Maintenance...........    3,611      3,750        4,887      2,254     3,460
                          -------    -------      -------    -------   -------
    Total net revenues..   16,528     21,636       28,600     12,788    20,431
Cost of revenues
  Product...............    5,542      5,000        5,982      2,761     3,983
  Maintenance...........      789        930        1,157        546       550
                          -------    -------      -------    -------   -------
    Total cost of
     revenues...........    6,331      5,930        7,139      3,307     4,533
                          -------    -------      -------    -------   -------
    Gross profit........   10,197     15,706       21,461      9,481    15,898
Operating expenses:
  Research and
   development..........    7,896      3,861        3,999      1,954     3,268
  Sales and marketing...    9,303      9,447       11,763      5,268     6,911
  General and
   administration.......    1,873      1,596        2,301      1,034     1,723
                          -------    -------      -------    -------   -------
    Total operating
     expenses...........   19,072     14,904       18,063      8,256    11,902
                          -------    -------      -------    -------   -------
Income (loss) from
 operations.............   (8,875)       802        3,398      1,225     3,996
Other income (expense):
  Interest income.......      130         69          159         49       482
  Interest expense......       --        (75)        (107)       (63)      (42)
  Other.................       48        140          117         58        59
                          -------    -------      -------    -------   -------
    Total other income..      178        134          169         44       499
                          -------    -------      -------    -------   -------
Income (loss) before
 provision for income
 taxes and extraordinary
 credit.................   (8,697)       936        3,567      1,269     4,495
Provision for income
taxes...................       53         95          411        106       710
                          -------    -------      -------    -------   -------
Income (loss) before
extraordinary credit....   (8,750)       841        3,156      1,163     3,785
Extraordinary credit--
forgiveness of debt.....       --        664           --         --        --
                          -------    -------      -------    -------   -------
Net income (loss).......  $(8,750)   $ 1,505      $ 3,156    $ 1,163   $ 3,785
                          =======    =======      =======    =======   =======
Earnings (loss) per
share:
  Income (loss) before
   extraordinary credit.  $ (1.62)   $  0.15      $  0.51    $  0.20   $  0.49
  Extraordinary credit..       --       0.12           --         --        --
                          -------    -------      -------    -------   -------
    Net income (loss)...  $ (1.62)   $  0.27      $  0.51    $  0.20   $  0.49
                          =======    =======      =======    =======   =======
Common and common
 equivalent shares used
 in computing per share
 amounts................    5,415      5,651        6,151      5,897     7,681
                          =======    =======      =======    =======   =======

                 See notes to consolidated financial statements

                               IKOS SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                          COMMON STOCK ADDITIONAL             STOCKHOLDERS'     TOTAL
                          ------------  PAID-IN   ACCUMULATED     NOTES     STOCKHOLDERS'
                          SHARE AMOUNT  CAPITAL     DEFICIT    RECEIVABLE      EQUITY
                          ----- ------ ---------- ----------- ------------- -------------
Balance at September 26,
 1992...................  5,405  $54    $25,851    $(15,294)       $(8)        $10,603
Net issuance of stock
 under employee benefit
 plans..................     26   --         42          --         --              42
Payments on
 stockholder's note
 receivable.............     --   --         --          --          8               8
Net loss................     --   --         --      (8,750)        --          (8,750)
                          -----  ---    -------    --------        ---         -------
Balance at October 2,
1993....................  5,431   54     25,893     (24,044)        --           1,903
Net issuance of stock
 under employee benefit
 plans..................     73    1         67          --         --              68
Net income..............     --   --         --       1,505         --           1,505
                          -----  ---    -------    --------        ---         -------
Balance at October 1,
1994....................  5,504   55     25,960     (22,539)        --           3,476
Net issuance of stock
 under employee benefit
 plans..................    382    4      1,074          --         --           1,078
Net income..............     --   --         --       3,156         --           3,156
                          -----  ---    -------    --------        ---         -------
Balance at September 30,
1995....................  5,886   59     27,034     (19,383)        --           7,710
Net issuance of stock
 under employee benefit
 plans (unaudited)......    228    2        660          --         --             662
Issuance of shares in
 conjunction with public
 offering (unaudited)...  1,150   12     10,421          --         --          10,433
Net income (unaudited)..     --   --         --       3,785         --           3,785
                          -----  ---    -------    --------        ---         -------
Balance at March 30,
 1996 (unaudited).......  7,264  $73    $38,115    $(15,598)       $--         $22,590
                          =====  ===    =======    ========        ===         =======



                 See notes to consolidated financial statements

                               IKOS SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

         INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS IN THOUSANDS

                                   FISCAL YEARS ENDED           SIX MONTHS ENDED
                           ----------------------------------- -------------------
                           OCTOBER 2, OCTOBER 1, SEPTEMBER 30, APRIL 1,  MARCH 30,
                              1993       1994        1995        1995      1996
                           ---------- ---------- ------------- --------  ---------
                                                                  (UNAUDITED)
Operating activities:
 Net income (loss).......   $(8,750)   $ 1,505      $ 3,156    $ 1,163   $  3,785
 Adjustments to
  reconcile net income
  to net cash provided
  by (used in) operating
  activities:
   Depreciation and
    amortization.........     2,628      2,024        1,259        684        493
   Gain (loss) on
    retirement of
    equipment............         6         (4)          16          2         19
   Deferred rent.........       172         26           37         18         (3)
   License delivery and
    technology transfer
    in exchange for debt.        --       (344)          --         --         --
   Decrease of long-term
    debt--forgiveness of
    note.................     3,600       (750)          --         --         --
 Changes in operating
  assets and liabilities
   Accounts receivable...     1,756     (2,069)      (1,162)    (1,919)     2,189
   Inventories...........      (506)       415         (234)       (65)      (793)
   Prepaid expenses and
    other current assets.        20       (168)         (49)       (38)        (9)
   Other assets..........        (3)        12          (27)       (12)       (92)
   Accounts payable......       595       (169)        (296)       283      1,106
   Accrued payroll and
    other expenses.......        80        128          409         13        232
   Accrued commissions...      (111)       357           47       (328)      (511)
   Income taxes payable..        (6)         4          175        (20)        87
   Other accrued
    liabilities..........        23       (112)         120        (58)      (312)
   Deferred maintenance
    revenues.............      (190)       543        1,051        437        941
                            -------    -------      -------    -------   --------
     Net cash provided by
      (used in) operating
      activities.........      (686)     1,398        4,502        160      7,132
Investing activities:
 Purchases of equipment
  and leasehold
  improvements...........    (1,037)      (959)      (1,053)      (418)    (1,212)
 Capitalized software
  development costs......      (513)        --           --         --         --
 Investment in Virtual
  Machine Works, Inc. ...        --         --           --         --     (1,250)
 Purchase of short-term
  investments............      (241)      (400)         (14)       (14)   (10,755)
 Sales of short-term
  investments............     2,852         --           --         --         --
 Maturities of short-
  term investments.......        46        381          124         --      1,589
                            -------    -------      -------    -------   --------
   Net cash provided by
    (used in) investment
    activities...........     1,107       (978)        (943)      (432)   (11,628)
Financing activities:
 Principal payments on
  long-term borrowings...      (335)      (683)       ( 754)      (250)      (738)
 Borrowing under
  promissory note........        --        750           --         --         --
 Sale of common stock....        50         68        1,078         60     11,095
                            -------    -------      -------    -------   --------
   Net cash provided by
    (used in) financing
    activities...........      (285)       135          324       (190)    10,357
                            -------    -------      -------    -------   --------
Increase (decrease) in
 cash and cash
 equivalents.............       136        555        3,883       (462)     5,861
Cash and cash equivalents
 at beginning of period..     2,731      2,867        3,422      3,422      7,305
                            -------    -------      -------    -------   --------
Cash and cash equivalents
 at end of period........   $ 2,867    $ 3,422      $ 7,305    $ 2,960   $ 13,166
                            =======    =======      =======    =======   ========
Supplemental disclosures
 of cash flow
 information:
 Cash paid for income
  taxes..................   $    59    $    91      $   230    $   126   $    566
 Cash paid for interest..   $    --    $    75      $   107    $    63   $     42


                 See notes to consolidated financial statements

                              IKOS SYSTEMS, INC.

 (INFORMATION AS OF MARCH 30, 1996 AND FOR THE SIX MONTHS ENDED APRIL 1, 1995
                       AND MARCH 30, 1996 IS UNAUDITED)
1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of operations: The Company develops, manufactures, markets and supports hardware and software systems for the verification of integrated circuit designs. The Company's strategy is to serve the needs of a growing universe of IC designers for fast, accurate verification of complex IC designs through its family of hardware and software simulation systems. The Company sells its products to a broad range of customers in the communications, multimedia/graphics, semiconductor, computer, aerospace and consumer electronics industries. The Company recently completed the acquisition of Virtual Machine Works, Inc., a development stage company that is in the process of developing a logic emulation system.

  Basis of presentation: The accompanying consolidated financial statements include the Company and its wholly owned subsidiaries after elimination of all significant inter-company accounts and transactions.

  On October 20, 1994, the Board of Directors approved a one-for-two reverse stock split of the outstanding shares of common stock of the Company. The reverse stock split was effected on April 24, 1995 and has been presented retroactively within these financial statements.

  Fiscal year: The Company is on a 52-53 week year. Accordingly, October 2, 1993, October 1, 1994 and September 30, 1995 are the fiscal year-ends for 1993, 1994 and 1995, respectively. Fiscal year ended October 2, 1993 was a 53-week fiscal year.

  Interim financial information: The financial statements and related notes as of March 30, 1996 and for the six months ended April 1, 1995 and March 30, 1996 are unaudited and have been prepared on the same basis as the audited financial statements. The unaudited financial statements include all adjustments (consisting solely of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the interim period.

  The results of operations for the six months ended March 30, 1996 are not necessarily indicative of results for the full year.

  Cash equivalents and short-term investments: All liquid investments with original maturities of three months or less when purchased are considered to be cash equivalents and are stated at cost which approximates their fair value. At September 30, 1995, cash equivalents consisted of money market funds. At March 30, 1996, cash equivalents consisted of money market funds, certificates of deposits and U.S. corporate overnight securities. Short-term investments are stated at cost, which approximates market, and consist primarily of U.S. treasury securities, commercial paper and other corporate obligations. The Company is exposed to credit risks in the event of default by the financial institutions or issuers of investments to the extent of amounts recorded on the balance sheet.

  In May 1993, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 115 (FAS 115), "Accounting for Certain Investments in Debt and Equity Securities," effective for fiscal years beginning after December 15, 1993. Under the rules, debt securities that the Company has both positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that the Company does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available-for-sale or trading and carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are reported as part of equity while unrealized holding gains and losses on securities classified as trading are reported in earnings.

                              IKOS SYSTEMS, INC.

 (INFORMATION AS OF MARCH 30, 1996 AND FOR THE SIX MONTHS ENDED APRIL 1, 1995
                       AND MARCH 30, 1996 IS UNAUDITED)
  The Company adopted FAS 115 on October 2, 1994 and all debt securities are classified as held-to-maturity. The adoption of FAS 115 had no material impact on the Company's financial position or its results of operations during fiscal 1995. The fair values for marketable debt and equity securities are based on quoted market prices.

  The following is a summary of held-to-maturity securities at September 30, 1995 and March 30, 1996 (in thousands):

                                                         SEPTEMBER 30, MARCH 30,
                                                             1995        1996
                                                         ------------- ---------
      U.S. Treasury Securities..........................     $  --      $ 1,987
      U.S. Corporate Securities.........................       450        7,002
      Mortgage-Backed Securities........................        --        4,301
                                                             -----      -------
                                                             $ 450      $13,290
                                                             =====      =======
      Amounts included in short-term investments........     $ 450      $ 9,616
      Amounts included in cash and cash equivalents.....     $  --      $ 3,674

  At September 30, 1995, the fair value of the held to maturity investment is substantially equal to its fair value. At March 30, 1996, gross unrealized gains approximated $89,000 and there were no gross unrealized losses resulting in an estimated fair value of held-to maturity securities of approximately $9,705,000.

  Inventories: Inventories are stated the lower of cost (first-in, first-out method) or market. Inventories consist of the following (in thousands):

                                              OCTOBER 1, SEPTEMBER 30, MARCH 30,
                                                 1994        1995        1996
                                              ---------- ------------- ---------
      Raw materials..........................   $  259      $  347      $  164
      Work-in-process........................      502         563       1,497
      Finished goods.........................      289         418         460
                                                ------      ------      ------
                                                $1,050      $1,328      $2,121
                                                ======      ======      ======

  Equipment and leasehold improvements: Equipment and leasehold improvements are stated at cost and are depreciated or amortized using the straight-line method over the estimated useful life (generally two to five years) of the related asset, or in the case of leasehold improvements, the term of the lease.

  Long-lived assets: In 1995 the Financial Accounting Standards Board released the Statement of Financial Accounting Standard No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. SFAS 121 is effective for fiscal years beginning after December 15, 1995. Adoption of SFAS 121 is not expected to have a material impact on the Company's financial position or results of operations.

  Software development costs: The Company capitalizes software development costs upon achievement of technological feasibility , subject to net realizable value considerations in accordance with Statement of Financial Accounting Standards No. 86. The Company defines technological feasibility as completion of a working model. Such capitalized costs are amortized upon product release on a straight-line basis over the estimated useful life of two years or the ratio of current revenue to the total of current and anticipated future revenues, whichever is greater. For fiscal 1993, the Company capitalized approximately $513,000. For fiscal years 1994 and 1995, and for the six months ended April 1, 1995 and March 30, 1996, such capitalized costs were insignificant and thus charged to research and development expenses for the respective periods in the accompanying financial statements. During the fiscal 1993, 1994 and 1995 and for the six months ended April 1, 1995, the Company

                              IKOS SYSTEMS, INC.

 (INFORMATION AS OF MARCH 30, 1996 AND FOR THE SIX MONTHS ENDED APRIL 1, 1995
                       AND MARCH 30, 1996 IS UNAUDITED)
amortized $662,000, $864,000, $257,000 and $171,000, respectively, of previously capitalized software development costs. As all capitalized costs were fully amortized in fiscal 1995, no amounts were amortized during the six months ended March 30, 1996.

  Income taxes: The Company accounts for income taxes in accordance with the provisions of Financial Accounting Standards Board Statement No. 109 (FAS 109) "Accounting for Income Taxes". Under FAS 109, the liability method is used in accounting for income taxes.

  Revenue recognition: Product revenues, which include licensing and software revenues, are generally recognized on shipment provided that no significant vendor or post-contract support obligations remain outstanding and collection of the resulting receivable is deemed probable. Insignificant vendor and post-support obligations are accrued upon shipment. Revenue under maintenance contracts is recognized ratably over the term of the related contract, generally twelve months.

  Warranty: The Company warrants products sold to customers for ninety days from shipment. A provision for the estimated future cost of warranty is recorded upon shipment.

  Employee stock plans: The Company accounts for its stock option and employee stock purchase plans in accordance with provisions of the Accounting Principles Board's Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standard No. 123 (SFAS 123), "Accounting for Stock Based Compensation." SFAS 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to account for its employee stock plans in accordance with the provisions of APB 25. Accordingly, SFAS 123 is not expected to have any material impact on the Company's financial position or results of operations.

  Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of liabilities and disclosure of contingent assets and liabilities at the due date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates relate to the useful lives of fixed assets, allowances for doubtful accounts and customer returns, inventory reserves and other reserves. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

  Net income (loss) per share: Net income (loss) per share is based on the weighted average number of common shares outstanding during the period. Common equivalent shares from dilutive options have been included in the computation using the treasury stock method.

2. LONG-TERM DEBT

                                             OCTOBER 1, SEPTEMBER 30, MARCH 30,
                                                1994        1995        1996
                                             ---------- ------------- ---------
                                                       (IN THOUSANDS)
   Debt obligation to Racal-Redac, Inc.
    payable in sixteen quarterly payments
    through 1998............................   $2,100      $1,550      $1,250
   Line of credit arrangement with leasing
    company paid over 36 months and bearing
    interest at 1.45% per month.............      642         438          --
                                               ------      ------      ------
                                                2,742       1,988       1,250
   Less current portion.....................     (591)       (688)       (450)
                                               ------      ------      ------
   Long-term debt...........................   $2,151      $1,300      $  800
                                               ======      ======      ======

                              IKOS SYSTEMS, INC.

 (INFORMATION AS OF MARCH 30, 1996 AND FOR THE SIX MONTHS ENDED APRIL 1, 1995
                       AND MARCH 30, 1996 IS UNAUDITED)
  Racal-Redac Agreement--In July 1993, the Company and Racal-Redac, Inc. ("Racal") amended the May 1991 Technology Transfer and Joint Development Agreement which provided for the exchange of certain VHDL technologies and for the joint ownership in certain Racal technology for cash, common stock and future payments based on future sales. Under the terms of the July agreement, the original agreement was amended to require payments of $3,600,000 (payable over four years) in lieu of the future payments based on product sales. In April 1994, the Company and Racal re-negotiated the terms of the July 1993 agreement. The new terms reduced overall payments to Racal from the Company by $750,000 and extended the scheduled payments into fiscal 1998. This resulted in an extraordinary credit of $664,000, after being offset by certain related expenses. The Company has also granted Racal a security interest in certain VHDL software developed by the Company with respect to the promissory note to Racal by the Company. In the event that the Company defaults in the payment of the promissory note, Racal may obtain all rights to the software, including access to the source code of the software.

  Equipment Line--In June 1993, the Company entered into a $2,000,000 equipment financing credit agreement with Phoenix Leasing, Incorporated. The Company drew down $750,000 in March 1994, and at March 30, 1996 all amounts outstanding had been repaid.

  Total payments for all debt over the next three fiscal years are as follows (in thousands):

                                                         RACAL- EQUIPMENT
      AS OF SEPTEMBER 30, 1995                           REDAC    LINE    TOTAL
      ------------------------                           ------ --------- ------
      1996.............................................. $  450   $238    $  688
      1997..............................................    750    200       950
      1998..............................................    350     --       350
                                                         ------   ----    ------
        Total........................................... $1,550   $438    $1,988
                                                         ======   ====    ======

3. COMMITMENTS

  Non cancelable operating leases include building leases which expire in seven years. The Company has the option to renew its building lease at its principal offices for up to an additional eight years, commencing in September 2000, at the fair market value at the time of renewal.

  Rent expense approximated $750,000, $763,000 and $901,000, in fiscal 1993, 1994 and 1995, respectively, and approximately $381,000 and $458,000 and for the six months ended April 1, 1995 and March 30, 1996, respectively. The Company subleases certain facilities. This sublease expires in 1997. Sublease rental income was approximately $48,000, $140,000 and $117,000 in fiscal 1993, 1994 and 1995, respectively and approximately $58,000 and $59,000 for six months ended April 1, 1995 and March 30, 1996, respectively. Future minimum rentals from subleases are approximately $123,000.

                              IKOS SYSTEMS, INC.

 (INFORMATION AS OF MARCH 30, 1996 AND FOR THE SIX MONTHS ENDED APRIL 1, 1995
                       AND MARCH 30, 1996 IS UNAUDITED)

  Future minimum payments under non-cancelable operating leases at September 30, 1995 are as follows (in thousands):

   SEPTEMBER 30, 1995                                                     AMOUNT
   ------------------                                                     ------
   1996.................................................................. $  599
   1997..................................................................    629
   1998..................................................................    659
   1999..................................................................    694
   and thereafter........................................................    731
                                                                          ------
                                                                          $3,312
                                                                          ======

4. STOCKHOLDERS' EQUITY

  Common stock: In October 1995, the Company sold 1,150,000 shares of common stock in a public offering resulting in net proceeds to the Company of approximately $10,450,000.

  Stock option plans: In 1988, the Company established a Stock Option Plan (the "1988 Plan" which provides for the granting of options to employees or directors to purchase shares of the Company's common stock. In fiscal year 1996, the Company replaced the 1988 Stock Option Plan by establishing the 1995 Stock Option Plan (the "1995 Plan"). The terms of the 1995 Plan are similar to the 1988 Plan. Any shares remaining available for grant under the 1988 plan were converted to the 1995 Plan and an additional 750,000 shares were reserved for future grants under the 1995 Plan.

  The following table summarizes the activity for the stock options plans (in thousands, except per share data):

                                             OPTIONS AND RIGHTS OUTSTANDING
                                         --------------------------------------
                                          NUMBER     AGGREGATE        PRICE
                                         OF SHARES EXERCISE PRICE   PER SHARE
                                         --------- -------------- -------------
Balance at September 26, 1992...........     800       $2,314     $0.350-$5.250
  Granted...............................     282        1,220       3.125-4.625
  Exercised.............................     (26)         (42)      0.350-3.875
  Forfeitures...........................    (160)        (548)      0.350-5.250
                                           -----       ------
Balance at October 2, 1993..............     896        2,944       0.350-5.250
  Granted...............................     635        2,296       3.375-4.750
  Exercised.............................     (73)         (68)      0.350-4.000
  Forfeitures...........................    (185)        (721)      0.350-5.000
                                           -----       ------
Balance at October 1, 1994..............   1,273        4,451       0.350-5.250
  Granted...............................     391        2,526      3.500-13.250
  Exercised.............................    (410)      (1,356)      0.350-6.000
  Forfeitures...........................     (48)        (235)      3.000-9.250
                                           -----       ------
Balance at September 30, 1995              1,206        5,386      0.350-13.250
  Granted...............................     354        3,388       9.125-16.00
  Exercised.............................    (228)        (662)     0.350-10.250
  Forfeitures...........................     (54)        (324)      3.00-11.125
                                           -----       ------
Balance at March 30, 1996...............   1,278       $7,788     $  3.00-16.00
                                           =====       ======

                              IKOS SYSTEMS, INC.

 (INFORMATION AS OF MARCH 30, 1996 AND FOR THE SIX MONTHS ENDED APRIL 1, 1995
                       AND MARCH 30, 1996 IS UNAUDITED)
  Exercisable options were approximately 514,000, 651,000 and 785,000 for fiscal years ending 1993, 1994 and 1995 and approximately 507,000 at March 30, 1996.

  Vesting provisions with respect to the Stock Option Plans are determined by the Board of Directors at the date of grant. Generally, shares issued pursuant to the Plan vest at 12 1/2% upon an employee's six-month employment date and ratably thereafter in monthly installments over three and one-half years.

  Included in the table are options to purchase approximately 72,000 shares of common stock granted outside of the 1988 Stock Plan. These options were granted to various employees and have rights and vesting provisions which are the same as those granted pursuant to the plan.

  Total shares reserved for grant under the plans total 2,893,000 of which approximately 2,343,000 shares were granted leaving approximately 550,000 shares available for grant at March 30, 1996.

  The Company has reserved approximately 1,719,000 shares of common stock for future issuance under the stock option plans for option outstanding and available for grant at March 30, 1996 and approximately 72,000 shares of common stock for future issuance of shares granted outside of the option plan.

  1995 Outside Directors Stock Plan: The Company's 1995 Outside Directors Stock Option Plan (the "Directors Plan") was adopted by the Company's Board of Directors in June 1995 and approved in February 1996. A total of 100,000 shares of common stock has been reserved for issuance under the Directors Plan. As of March 30, 1996, 37,500 shares had been granted to Directors under the plan and are included in the table presented above.

  1996 Stock Purchase Plan: In fiscal 1996, the 1996 Employee Stock Purchase Plan (ESPP) was approved and 100,000 shares of common stock was reserved for issuance under this plan. The ESPP provides that substantially all employees may purchase stock at 85% of its fair value on certain specified dates via a payroll deduction plan. Through March 30, 1996, no shares have been issued under this plan

  Preferred Stock Purchase Rights Plan: The Company has a Preferred Stock Purchase Rights Plan (the Rights Plan) which provides existing stockholders with the right to purchase 1/100 preferred share for each common share held in the event of certain changes in the Company's ownership. The Rights Plan may serve as a deterrent to takeover tactics which are not in the best interest of the stockholders. The Board of Directors of the Company has designated 500,000 share of Series G Preferred Stock, $0.01 par value per share, and has reserved for such shares for issuance pursuant to the Company's Rights Plan.

5. EMPLOYEE SAVINGS AND INVESTMENT PLAN

  During the first six months of fiscal 1996, the Company amended its 401(k) savings and investment plan in which all employees, at least 21 years of age, are eligible to participate. The amended plan allows for the Company to make matching contributions based on an employee's elective deferrals. The matching contributions may not exceed $1,500 per employee, and through March 30, 1996, the matching contributions were approximately $69,000.

                              IKOS SYSTEMS, INC.

 (INFORMATION AS OF MARCH 30, 1996 AND FOR THE SIX MONTHS ENDED APRIL 1, 1995
                       AND MARCH 30, 1996 IS UNAUDITED)

6. INCOME TAXES

  The tax provision for continuing operations consists of the following (in thousands):

                                                      FISCAL YEARS ENDED
                                              ----------------------------------
                                              OCTOBER 2, OCTOBER 1, SEPTEMBER 30
                                                 1993       1994        1995
                                              ---------- ---------- ------------
      Current:
        Federal..............................    $--        $ 7         $ 90
        State................................      7          3          112
        Foreign..............................     46         85          209
                                                 ---        ---         ----
                                                 $53        $95         $411
                                                 ===        ===         ====

  A reconciliation between the Company's effective tax rate and the U.S. statutory rate (34% in 1993; 35% in 1994 and 1995) follows (in thousands):

                                                    FISCAL YEARS ENDED
                                            ----------------------------------
                                            OCTOBER 2, OCTOBER 1, SEPTEMBER 30
                                               1993       1994        1995
                                            ---------- ---------- ------------
      Tax provision (benefit) at U.S.
       statutory rate......................  $(2,957)    $ 328      $ 1,249
      Operating losses (utilized), not
       utilized............................    2,957      (328)      (1,170)
      Alternative minimum tax..............       --         7           90
      Foreign withholding tax..............       46        85          130
      State taxes..........................        7         3          112
                                             -------     -----      -------
                                             $    53     $  95      $   411
                                             =======     =====      =======

  For the six month periods ended April 1, 1995 and March 30, 1996, income taxes have been provided based upon estimated annualized effective tax rates of 8.3% and 15.8%, respectively, applied to the earnings for the period. The provisions for income taxes reflect the tax benefits of utilizing net operating loss and tax credit carryovers.

  As of September 30, 1995, the Company had federal and state net operating loss carryforwards of approximately $10,000,000 and $400,000, respectively. The Company also had federal and California research and development tax credit carryforwards of approximately $1,000,000 and $300,000, respectively. The net operating loss and credit carryforwards will expire at various dates beginning in 1997 through 2009, if not utilized.

  Utilization of the net operating losses and credits may be subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1996, as amended, an similar state provisions. The annual limitation could result in the expiration of net operating losses and credits before utilization.

                              IKOS SYSTEMS, INC.

 (INFORMATION AS OF MARCH 30, 1996 AND FOR THE SIX MONTHS ENDED APRIL 1, 1995
                       AND MARCH 30, 1996 IS UNAUDITED)

  Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes as of October 1, 1994 and September 30, 1995, are as follows (in thousands):

                                                        OCTOBER 1, SEPTEMBER 30,
                                                           1994        1995
                                                        ---------- -------------
   Deferred tax assets:
     Net operating loss carryforwards..................  $ 5,000      $ 3,500
     Research credits..................................    1,200        1,200
     Capitalized software..............................    2,800        1,600
     Deferred revenue..................................      733        1,200
     Accrued expenses and reserves.....................     (233)         700
                                                         -------      -------
     Total deferred tax assets.........................    9,500        8,200
     Valuation allowance for deferred tax assets.......   (9,500)      (8,200)
                                                         -------      -------
     Net deferred tax assets...........................  $    --      $    --
                                                         -------      -------

  The net valuation allowance decreased by $800,000 and $1,300,000 during the twelve months ended October 1, 1994 and September 30, 1995.

  Under Statement of Financial Accounting Standards No. 109 (FAS 109), deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company has provided a full valuation allowance against its net deferred tax assets due to uncertainties surrounding their realization, primarily due to the Company having cumulative losses in the last three years, which causes predictability of earnings in the early future years to be uncertain.

7. GEOGRAPHIC, MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISKS

  The Company and its subsidiaries operate in one segment, principally the development, manufacture, sale and service of high performance hardware-assisted systems for simulation of integrated circuits (ICs) and IC-based electronic systems. The Company sells its products to a broad range of customers in the communications, multimedia/graphics, semiconductor, computer, aerospace and consumer electronics industries. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.

  Total international sales by geographic region, including export sales and foreign operation net revenues, are as follows (in thousands):

                                          FISCAL YEARS ENDED          SIX MONTHS
                                  -----------------------------------   ENDED
                                  OCTOBER 2, OCTOBER 1, SEPTEMBER 30, MARCH 30,
                                     1993       1994        1995         1996
                                  ---------- ---------- ------------- ----------
   Far East......................   $1,276     $2,511      $ 4,841      $3,244
   Europe........................    1,801      3,008        5,613       3,120
   Other.........................      253         64          106          --
                                    ------     ------      -------      ------
                                    $3,330     $5,583      $10,560      $6,364
                                    ======     ======      =======      ======

                              IKOS SYSTEMS, INC.

 (INFORMATION AS OF MARCH 30, 1996 AND FOR THE SIX MONTHS ENDED APRIL 1, 1995
                       AND MARCH 30, 1996 IS UNAUDITED)

  In fiscal 1993, no customer accounted for more than 10% of net revenues. In fiscal 1994, one customer and one distributor accounted for approximately 18% and 10% of net revenues, respectively. In fiscal 1995, one distributor accounted for approximately 15% of net revenues. For the six months ended March 30, 1996, one customer and one distributor accounted for approximately 16% and 14% of net revenues.

  Certain key components used in the Company's products are presently available from sole or limited sources. The Company is dependent upon these sources to deliver key components on a timely basis.

8. SUBSEQUENT EVENT

  In May 1996, the Company completed the acquisition of Virtual Machine Works, Inc. (VMW), a development stage company and a developer of logic emulation systems. Under the purchase agreement, the Company will pay approximately $10.0 million in cash and issue approximately 113,000 shares of IKOS common stock to the VMW stockholders, options to purchase VMW stock will be converted in options to purchase approximately 84,000 shares of IKOS common stock, and the Company will pay acquisition costs of approximately $500,000. In connection with the acquisition, the Company advanced VMW approximately $1,250,000 in exchange for a note. The advance is included in other assets in the accompanying financial statements. In connection with the acquisition, the Company expects to take a charge of approximately $9.6 million for the acquisition of in-process research and development being acquired.

  The purchase price was allocated to the tangible and intangible assets of VMW based on the fair market values of those assets using a risk adjusted discounted cash flows approach. The evaluation of the underlying technology and patent rights acquired considered the inherent difficulties and uncertainties in completing the development, and thereby achieving technological feasibility, and the risks related to the viability of and potential changes in future target markets. The underlying technology and patent rights had no alternative use (in other research and development projects or otherwise) since the technology was acquired for the sole purpose of developing emulation products.

  During April 1996, in connection with the acquisition, the Company issued warrants to purchase 25,000 shares of common stock at $23.50 per share in return for professional services rendered. These warrants expire on April 19, 2001.

          REPORT OF COOPERS & LYBRAND L.L.P., INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Virtual Machine Works, Inc.

  We have audited the accompanying balance sheets of Virtual Machine Works, Inc. (a Development Stage Enterprise) as of December 31, 1994 and 1995, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended and for the period from October 6, 1993 (date of inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virtual Machine Works, Inc. (a Development Stage Enterprise) as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended and for the period from October 6, 1993 (date of inception) to December 31, 1995 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Coopers & Lybrand L.L.P.

Boston, Massachusetts
April 12, 1996, except for
Note 10, as to which the date is
May 23, 1996

                          VIRTUAL MACHINE WORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS

                                               DECEMBER 31,
                                           ----------------------   MARCH 31,
                                             1994        1995         1996
                                           ---------  -----------  -----------
                                                                   (UNAUDITED)
                  ASSETS
Current assets:
  Cash and cash equivalents............... $ 487,772  $    46,752  $ 1,140,423
  Research contract:
    Billed................................    43,323      342,324      325,003
    Unbilled..............................    56,332      113,473       37,785
  Receivable from lender..................        --      420,000           --
  Prepaid expenses and other assets.......     1,749        6,962       31,841
                                           ---------  -----------  -----------
      Total current assets................   589,176      929,511    1,535,052
  Property and equipment..................
    Machinery and equipment...............   136,934      232,275      250,536
    Furniture and fixture.................    11,954       15,920       24,060
    Purchase software.....................     7,563       10,799       10,798
                                           ---------  -----------  -----------
                                             156,451      258,994      285,394
     Less allowances for depreciation and
      amortization........................   (30,019)    (109,271)    (132,631)
                                           ---------  -----------  -----------
       Property and equipment, net........   126,432      149,723      152,763
                                           ---------  -----------  -----------
        Total assets...................... $ 715,608  $ 1,079,234  $ 1,687,815
                                           =========  ===========  ===========
     LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable........................ $  24,852  $   174,844  $   176,130
  Accrued payroll and related expenses....    19,610       47,697       56,001
  Accrued expenses........................        --       46,425       43,919
  Convertible demand note.................        --      420,000      497,884
                                           ---------  -----------  -----------
      Total current liabilities...........    44,462      688,966      773,934
  Notes payable...........................        --           --    1,250,000
  Other noncurrent liabilities............        --        4,304        3,591
Mandatorily redeemable preferred stock:
  Redeemable preferred stock, Series A
   ($.001 par value); authorized, issued
   and outstanding 600,000 shares in 1994,
   1995 and 1996..........................   647,180      695,180      707,180
  Redeemable preferred stock, Series B
   ($.001 par value);
   authorized 1,052,632 shares, issued and
   outstanding 421,053 shares in 1994 and
   1,052,632 shares in 1995 and 1996 .....   825,095    2,173,170    2,212,644
Commitments (Note 7)
Stockholders' deficit:
  Common stock, ($.001 par value);
   authorized 4,200,000 shares, issued and
   outstanding 786,964 shares in 1994 and
   862,464 shares (after deduction of
   reacquired shares at cost) in 1995 and
   1996 ..................................       787          862          862
  Deficit accumulated during the
   development stage......................  (801,916)  (2,483,248)  (3,260,396)
                                           ---------  -----------  -----------
      Total stockholders' deficit.........  (801,129)  (2,482,386)  (3,259,534)
                                           ---------  -----------  -----------
        Total liabilities and
         stockholders' deficit............ $ 715,608  $ 1,079,234  $ 1,687,815
                                           =========  ===========  ===========

    The accompanying notes are an integral part of the financial statements.

                          VIRTUAL MACHINE WORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                                 OCTOBER 6, 1993                         OCTOBER 6, 1993
                          FOR THE YEARS ENDED       (DATE OF       SIX MONTHS ENDED         (DATE OF
                             DECEMBER 31,          INCEPTION)          MARCH 31,           INCEPTION)
                         ----------------------  TO DECEMBER 31, ----------------------   TO MARCH 31,
                           1994        1995           1995         1995        1996           1996
                         ---------  -----------  --------------- ---------  -----------  ---------------
                                                                      (UNAUDITED)
Operating expenses:
  Research and
   development.......... $ 517,432  $   668,570    $ 1,186,002   $ 152,279  $   572,570    $ 1,758,572
  Sales and marketing...    66,967      289,249        356,216      95,085      181,177        537,393
  General and
   administration.......   121,070      557,273        719,358     224,973      435,544      1,154,902
                         ---------  -----------    -----------   ---------  -----------    -----------
    Loss from
     operations.........  (705,469)  (1,515,092)    (2,261,576)   (472,337)  (1,189,291)    (3,450,867)
Interest income.........    16,577       22,360         38,937      11,464       10,271         49,208
                         ---------  -----------    -----------   ---------  -----------    -----------
Net loss................  (688,892)  (1,492,732)    (2,222,639)   (460,873)  (1,179,020)    (3,401,659)
Accretion on preferred
 stock..................    71,293      188,600        260,609      69,630      102,948        363,557
                         ---------  -----------    -----------   ---------  -----------    -----------
Net loss applicable to
 common stockholders.... $(760,185) $(1,681,332)   $(2,483,248)  $(530,503) $(1,281,968)   $(3,765,216)
                         =========  ===========    ===========   =========  ===========    ===========
Net loss per share
 applicable to common
 stockholders........... $   (0.81) $     (2.08)                 $   (0.58) $     (1.49)
                         =========  ===========                  =========  ===========
Common and common
 equivalent shares used
 in computing per share
 amounts................   937,865      806,468                    907,079      862,464
                         =========  ===========                  =========  ===========



    The accompanying notes are an integral part of the financial statements.

                          VIRTUAL MACHINE WORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                          COMMON STOCK     ADDITIONAL                  TOTAL
                         ----------------   PAID-IN   ACCUMULATED  STOCKHOLDERS'
                          SHARES   AMOUNT   CAPITAL     DEFICIT       DEFICIT
                         --------  ------  ---------- -----------  -------------
December 1, 1993:
  Issuance of common
   stock at $.001 per
   share................  933,564  $ 934    $    --   $        --   $       934
December 22, 1993:
  Reverse stock split on
   existing shares......  (83,564)   (84)        84            --            --
  Issuance of common
   stock for patent
   license..............  118,651    119         --            --           119
Accrued dividends on
 redeemable preferred
 stock..................       --     --        (84)         (716)         (800)
Net loss................       --     --         --       (41,015)      (41,015)
                         --------  -----    -------   -----------   -----------
Balance at December 31,
 1993...................  968,651    969         --       (41,731)      (40,762)
October 31, 1994:
  Forfeitures of common
   stock................ (181,687)  (182)       182            --            --
Accrued dividends on
 redeemable preferred
 stock..................                       (182)      (71,293)      (71,475)
Net loss................       --     --         --      (688,892)     (688,892)
                         --------  -----    -------   -----------   -----------
Balance at December 31,
 1994...................  786,964    787         --      (801,916)     (801,129)
September 29, 1995
  Issuance of common
   stock upon exercise
   of stock options.....   75,500     75      7,475            --         7,550
Accrued dividends on
 redeemable preferred
 stock..................                     (7,475)     (188,600)     (196,075)
Net loss................       --     --         --    (1,492,732)   (1,492,732)
                         --------  -----    -------   -----------   -----------
Balance at December 31,
 1995...................  862,464    862         --    (2,483,248)   (2,482,386)
Accrued dividends on
 redeemable preferred
 stock (unaudited)......       --     --         --       (51,474)      (51,474)
Net loss (unaudited)....       --     --         --      (725,674)     (725,674)
                         --------  -----    -------   -----------   -----------
Balance at March 31,
 1996 (unaudited).......  862,464  $ 862    $    --   $(3,260,396)  $(3,259,534)
                         ========  =====    =======   ===========   ===========


    The accompanying notes are an integral part of the financial statements.

                          VIRTUAL MACHINE WORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                           FOR THE YEARS ENDED      OCTOBER 6, 1993     SIX MONTHS ENDED        OCTOBER 6, 1993
                              DECEMBER 31,        (DATE OF INCEPTION)       MARCH 31,         (DATE OF INCEPTION)
                          ----------------------    TO DECEMBER 31,   ----------------------     TO MARCH 31,
                            1994        1995             1995           1995        1996             1996
                          ---------  -----------  ------------------- ---------  -----------  -------------------
                                                                           (UNAUDITED)
Cash flows from
 operating activities:
 Net loss...............  $(688,892) $(1,492,732)     $(2,222,639)    $(460,874) $(1,179,020)     $(2,948,313)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
   Depreciation.........     30,019       79,252          109,271        10,277       66,076          138,631
   Non cash charge of
    acquired technology.         --           --              119            --           --              119
Changes in operating
 assets and liabilities
 Increase in research
  contract--billed......    (43,323)    (299,001)        (342,324)     (109,382)    (215,621)        (325,003)
 Increase in research
  contract--unbilled....    (56,332)     (57,141)        (113,473)      (56,332)      18,547          (37,785)
 Increase (decrease) in
  prepaid expenses and
  other current assets..     (1,749)      (5,213)          (6,962)        5,923      185,692          (31,841)
 Increase in accounts
  payable...............      8,840      149,992          174,844        22,485       79,052          176,130
 Increase (decrease) in
  payroll and related
  expenses..............     19,610       28,087           47,697        18,698       37,303           56,001
 Increase (decrease) in
  accrued expenses......    (40,519)      46,425           46,425        68,862       40,483           43,919
 Increase (decrease) in
  other non current
  liabilities...........         --        4,304            4,304            --       (1,087)           3,591
                          ---------  -----------      -----------     ---------  -----------      -----------
     Net cash used in
      operating
      activities........   (772,346)  (1,546,027)      (2,302,738)     (500,343)    (968,575)      (2,930,551)
Investing activities:
 Purchases of property
  and equipment.........   (140,816)    (102,543)        (258,994)      (93,462)      (6,847)        (285,394)
                          ---------  -----------      -----------     ---------  -----------      -----------
     Net cash used in
      investment activi-
      ties..............   (140,816)    (102,543)        (258,994)      (93,462)      (6,847)        (285,394)
Financing activities:
 Proceeds from debt
  issuance..............         --           --               --            --    1,250,000        1,250,000
 Proceeds from demand
  note issuance.........         --           --               --            --      497,884          497,884
 Issuance of redeemable
  preferred stock.......    900,000    1,200,000        2,600,000       832,101           --        2,600,000
 Issuance (repurchase)
  of common stock.......         --        7,550            8,484          (182)          26            8,484
                          ---------  -----------      -----------     ---------  -----------      -----------
     Net cash provided
      by financing
      activities........    900,000    1,207,550        2,608,484       831,919    1,747,910        4,356,368
                          ---------  -----------      -----------     ---------  -----------      -----------
Increase (decrease) in
 cash and cash
 equivalents............    (13,162)    (441,020)          46,752       238,114      772,488        1,140,423
Cash and cash
 equivalents at
 beginning of period....    500,934      487,772              --        728,352      367,935               --
                          ---------  -----------      -----------     ---------  -----------      -----------
Cash and cash
 equivalents at end of
 period.................  $ 487,772  $    46,752      $    46,752     $ 966,466  $ 1,140,423        1,140,423
                          =========  ===========      ===========     =========  ===========      ===========
Supplemental disclosures
 of noncash
 transactions:
 Issuance of common
  stock for acquired
  technology............  $      --  $        --      $       119     $      --  $        --      $       119
 Receivable for
  convertible demand
  note..................  $      --  $   420,000      $        --     $      --  $        --      $        --

    The accompanying notes are an integral part of the financial statements.

                          VIRTUAL MACHINE WORKS, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

 (INFORMATION AS OF MARCH 31, 1996 AND FOR THE SIX MONTHS ENDED MARCH 31, 1995
                            AND 1996 IS UNAUDITED)

1. NATURE OF BUSINESS:

  Virtual Machine Works, Inc. (the "Company") was incorporated in Delaware on October 6, 1993. The Company was founded to develop and market advanced, low cost, easy to use logic emulation systems to the EDA industry. Logic emulation is the practice of using reprogrammable hardware as a physical prototype of custom and semi-custom integrated circuits prior to their silicon fabrication. VirtualWires, the Company's core technology, originated at the Massachusetts Institute of Technology, and has been made available to the Company under a long-term exclusive license (Note 8).

  Since inception, the Company has devoted substantially all of its efforts to research and development, raising capital, developing products, and recruiting new employees. Accordingly, the Company is considered a development stage enterprise as defined in Statement of Financial Accounting Standards No. 7 and the accompanying financial statements represent those of a development stage enterprise.

  For the period from inception (October 6, 1993) through December 31, 1995 and for the six months ended March 31, 1996, the Company has incurred losses from operations. The Company anticipates that it will require additional financing to fund the completion of its products. Management's plan in continuing their operations include raising additional funds from new investors, generating revenues from product sales and utilizing funding from the federal government (see Note 3). There can be no assurance that the Company will obtain additional financing or product revenue necessary to continue operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. (See also Note 10 for subsequent event discussing the acquisition of the Company).

2. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES:

ORGANIZATIONAL COSTS

  All start-up costs of the Company are charged to expense as incurred due to risk of recoverability.

CASH EQUIVALENTS

  The Company considers all highly liquid investments with a maturity of three months or less from purchase date to be cash equivalents include shares in a money market mutual fund at December 31, 1994 and 1995 and March 31, 1996.

PROPERTY AND EQUIPMENT

  Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

         Machinery and equipment........................ 3 years
         Furniture and fixtures......................... 5 years
         Purchased software............................. 3 years

  Upon retirement or sale, the cost of the assets disposed of and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of net income or loss.

                          VIRTUAL MACHINE WORKS, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 (INFORMATION AS OF MARCH 31, 1996 AND FOR THE SIX MONTHS ENDED MARCH 31, 1995
                            AND 1996 IS UNAUDITED)
RESEARCH AND DEVELOPMENT

  Research and development costs are expensed as incurred. Recoverable costs from government research and development reimbursement contracts are recognized as the costs are incurred and offset directly against research and development costs.

INCOME TAXES

  The Company accounts for income taxes under the liability method. Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance is required to offset any net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reported period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying value of financial instruments including cash and cash equivalents, recoverable costs owed from research and development cost sharing agreements, accounts payable and short-term debt approximate fair value as of December 31, 1994 and 1995 and March 31, 1996 because of the relatively short maturities of the instruments.

INTERIM FINANCIAL INFORMATION

  The financial statements and related notes as of March 31, 1996 and for the six months ended March 31, 1995 and 1996 are unaudited and have been prepared on the same basis as the audited financial statements. The unaudited financial statements include all adjustments (consisting solely of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the interim period.

  The results of operations for the six months ended March 31, 1996 are not necessarily indicative of results for the the full year.

NET LOSS PER COMMON SHARE

  Net loss per common share is based upon the weighted average number of common and common equivalent shares (when dilutive) outstanding each year. Common equivalent shares result from the assumed exercise of outstanding stock options, the proceeds of which are then assumed to have been used to repurchase outstanding common stock using the treasury stock method. Primary and fully diluted earnings per share are equal for all periods presented.

CONCENTRATION OF CREDIT RISK

  Financial instruments which potentially subject the Company to concentrations of credit risk consist of temporary cash investments in money market mutual funds and recoverable costs owed from research and development cost sharing arrangements.

STOCK-BASED COMPENSATION

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), which is effective for 1996. SFAS 123 established a fair value based method of accounting for stock-based compensation plans. The

                          VIRTUAL MACHINE WORKS, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 (INFORMATION AS OF MARCH 31, 1996 AND FOR THE SIX MONTHS ENDED MARCH 31, 1995
                            AND 1996 IS UNAUDITED)
Company intends to adopt the disclosure only alternative under SFAS 123, and, accordingly, the Company will be required to disclose the pro forma effect on net income or loss in the notes to the financial statements using the fair value method in 1996. The Company has not yet determined the impact of these pro forma adjustments.

LONG-LIVED ASSETS

  In 1995 the Financial Accounting Standards Board released the Statement of Financial Accounting Standard No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets to be Disposed of." SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undisclosed cash flows attributable to such assets. SFAS 121 is effective for fiscal years beginning after December 15, 1995. Adoption of SFAS 121 is not expected to have a material impact on the Company's financial position or results of operations.

3. GOVERNMENT RESEARCH AND DEVELOPMENT CONTRACT:

  In 1994, the Company was awarded a cost-without-fee research and product development contract from the federal government. Under the terms of the contract the Company is to perform "best efforts" research and development aimed at developing among other things; a low cost, easy to use logic emulation system prototype using VirtualWires technology, algorithms and software packages for VirtualWires systems, and software compilation technology which will allow high level designs for rapid prototyping, simulation and emulation.

  The contract commenced in September 1994 and is expected to run approximately 36 months (but not to exceed 10 years). Costs incurred by the Company on the contract plus applicable overhead are billed monthly to the federal government. The total contract upper limit is $3,846,387 ($2,008,712 authorized at December 31, 1995 and at March 31, 1996). Amounts included in these financial statements relating to the contract are as follows:

                                                           OCTOBER 6,
                                                           1993 (DATE
                                                               OF        SIX
                                                           INCEPTION)   MONTHS
                                         DECEMBER 31,          TO       ENDED
                                      ------------------- DECEMBER 31,  MARCH
                                        1994      1995        1995     31, 1996
                                      -------- ---------- ------------ --------
Total costs billed and recovered..... $ 66,059 $  948,458  $1,014,517  $423,698
Total costs billed but not yet
 received............................   43,323    342,324     342,324   325,004
Total costs incurred but not yet
 billed..............................   56,332    113,473     113,473    37,785
Total costs incurred under contract
 and netted against research and
 development expense................. $165,714 $1,404,255  $1,470,314  $786,487

  There is no allowance for uncollectible costs under the contract.

4. INCOME TAXES

  No income tax provision or benefit has been provided for federal income tax purposes as the Company has incurred losses since inception.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred income taxes were as follows:

                                                             1994       1995
                                                           ---------  ---------
Gross deferred tax assets:
  Net operating losses.................................... $ 256,000  $ 788,000
  Research and development credits........................    34,000     94,000
  Start-up costs..........................................    26,000     79,000
  Other...................................................    11,000     20,000
                                                           ---------  ---------
    Total.................................................   327,000    981,000
  Valuation allowance.....................................  (327,000)  (981,000)
                                                           ---------  ---------
  Net deferred tax asset.................................. $      --  $      --
                                                           =========  =========

                          VIRTUAL MACHINE WORKS, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 (INFORMATION AS OF MARCH 31, 1996 AND FOR THE SIX MONTHS ENDED MARCH 31, 1995
                            AND 1996 IS UNAUDITED)
  Management of the Company has evaluated the positive and negative evidence impacting the realizability of its deferred tax assets, and has determined that based on the weight of the available evidence, it is more likely than not that all of the deferred tax assets will not be realized, accordingly, the deferred tax assets have been fully reserved. If the Company achieves profitability, the net deferred tax asset would be available to offset future income tax expense.

  At December 31, 1994 and 1995, the Company had net operating loss carryforwards of approximately $640,000 and $1,970,000, respectively, which begin to expire in the year 2008.

  At December 31, 1994 and 1995, the Company also had approximately $34,000 and $94,000, respectively, of research and experimentation credit carryforwards (which begin to expire in 2008) for tax purposes that are available to offset federal income taxes.

5. STOCKHOLDERS' DEFICIT AND MANDATORILY REDEEMABLE PREFERRED STOCK:

COMMON STOCK

  Common Stock has full voting rights. Dividend and liquidation rights of common stock are subordinated to those of all series of preferred stock.

  On December 1, 1993, the founders of the Company purchased 933,564 shares of common stock (the "Founders' Shares") at par value. Twenty percent of the Founders' Shares immediately vested upon issuance. Thereafter, the shares continue to vest ratably at the rate of 5% per quarter. On December 23, 1993 the Company effectuated a reverse stock split resulting in the reduction in the number of shares of Founders' Shares from 933,564 to 850,000 shares. Subsequently, on that same day, the Company issued 118,651 shares of common stock to the Massachusetts Institute of Technology in accordance with the Patent License agreement dated December 22, 1993 (Note 8).

  On October 1, 1994, the Company and one of the founders entered into a severance agreement. Under the terms of the employment agreement, the founders' vesting schedule for his portion of the Founders' Shares (403,750) automatically accelerate such that he will be treated as if his employment terminated on November 1, 1995. As a result, the founder became vested in 222,063 shares of common stock. The remaining unvested stock was forfeited. The forfeited common shares of 181,687 for financial reporting purposes are treated as treasury stock.

MANDATORILY REDEEMABLE PREFERRED STOCK

  The Company has authorized two series of $.001 par value preferred stock as of December 31, 1995 and March 31, 1996; 600,000 shares of Series A redeemable preferred stock and 1,052,632 shares of Series B redeemable preferred stock. As of December 31, 1995 and March 31, 1996, 600,000 shares of Series A redeemable preferred stock and 1,052,632 shares of Series B redeemable preferred stock were outstanding.

DIVIDENDS

  The holders of the Series A and Series B redeemable preferred stock are entitled to receive cumulative dividends out of legally available assets of the Company, as declared by the Board of Directors prior, and in preference to, payment of dividends to common stockholders. Dividends accrue at $.08 and $.15 per share, per annum, on Series A and Series B redeemable preferred stock, respectively.

                          VIRTUAL MACHINE WORKS, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 (INFORMATION AS OF MARCH 31, 1996 AND FOR THE SIX MONTHS ENDED MARCH 31, 1995
                            AND 1996 IS UNAUDITED)
VOTING RIGHTS

  Series A and Series B redeemable preferred stockholders are entitled to voting rights equivalent to those of common stockholders on most matters voted on by holders of common stock. Certain exceptions include the election of directors, where under different scenarios, different classes of stock are individually responsible for electing individual directors.

LIQUIDATION

  In the event of liquidation of the Company and before any distribution to common stockholders, the Series A and B preferred stockholders are entitled to receive an amount per share equal to the original issue price ($1.00 for Series A and $1.90 for Series B), plus all accrued but unpaid dividends. At December 31, 1995, the aggregate liquidation preference for both classes of redeemable preferred stock was $2,868,350 ($2,919,824 at March 31, 1996).

  Upon the merger or consolidation of the Company, or any sale or transfer of substantially all the assets of the Company, the preferred stockholders may elect to receive their liquidation preference immediately prior to the transaction or, share equally in the treatment received by common stockholders as if the preferred shares were converted at their applicable conversion price.

REDEMPTION

  The Company is required to redeem Series A and Series B redeemable preferred stock at a price per share equal to the original issue price ($1.00 for Series A and $1.90 for Series B), plus all accrued but unpaid dividends.

  Redemption is at the option of the stockholder, however, the Company is not required to redeem prior to 60 days after the first quarterly accounting period in which the Company has minimum net worth in excess of $10,000,000 and working capital in excess of $6,000,000. Additionally, the Company is not required to redeem prior to the sixth anniversary of the preferred stock issue date and redemption may be declined by the Company to the extent that there are insufficient legally available funds for the purchase.

  The maximum number of shares which the Company will be required to redeem in any year shall equal (A) the total number of Series A and Series B redeemable preferred stock shares issued by the Company (whether or not then outstanding) multiplied by the Purchase Percentage set forth below, less (B) the number of redeemable preferred shares previously redeemend by the Company:

                               YEAR                          PURCHASE PERCENTAGE
                               ----                          -------------------
      Year in which redemption is requested.................         34%
      First following year..................................         67%
      Second following year.................................        100%


CONVERSION

  Each share of Series A redeemable and Series B redeemable preferred stock is convertible into one share of common stock, adjustable for certain dilutive events. Conversion is at the option of the holder, but becomes automatic upon the closing of an initial public offering in which not less than $10,000,000 of gross proceeds shall be received by the Company, at a price per share of at least 300% of the applicable conversion price in

                          VIRTUAL MACHINE WORKS, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 (INFORMATION AS OF MARCH 31, 1996 AND FOR THE SIX MONTHS ENDED MARCH 31, 1995
                            AND 1996 IS UNAUDITED)
effect for such preferred share immediately prior to the public distribution. Applicable conversion price at December 31, 1995 and March 31, 1996 is $1.00 and $1.90 for Series A and B redeemable preferred stock, respectively. At December 31, 1995 and March 31, 1996, 1,652,632 shares of common stock were reserved for conversion.

PREEMPTIVE RIGHTS

  Until the occurrence of certain events, holders of Series A and Series B redeemable preferred stock have the preemptive right of subscription on a pro rata basis, to all shares of additional preferred stock. Additionally, until the occurrence of certain events, the holders of common stock, Series A and Series B redeemable preferred stock have the preemptive right of subscription to all additional shares of common stock.

1994 STOCK OPTION PLAN

  The Company has adopted the 1994 Stock Option Plan (the "Plan") for directors, officers, employees and consultants of the Company. The Plan, which is administered by the Board of Directors, permits the Company to grant options for the purchase of common stock, up to a maximum of 1,000,000 shares. The Company has reserved 1,000,000 shares of common stock for issuance under the Plan.

  The Plan provides for the granting of Incentive Stock Options (ISOs) and nonqualified stock options. The ISOs exercise price may not be less than 100% (110% in certain cases) of the fair market value of the common stock, as determined by the Board of Directors, on the date of the grant. The options granted vest over a period determined by the Board of Directors upon issuance and expire not more than ten years (five years in certain cases) from the date of grant.

  Nonqualified options grant recipients the right to purchase a specified number of common stock shares at a purchase price of at least $.001 (par value), as determined by the Board of Directors. The options become exercisable over a period determined by the Board of Directors and in most cases expire ten years from the date of grant, however, no expiration date is required under the Plan.

  In 1995, the Company granted nonqualified options to consultants for the purchase of 50,000 shares of common stock at an exercise price of $0.30 per share. The options were granted under similar terms as incentive stock options from the same period and the Company has not recorded any charge for such grants as their effect on the computation of net loss in these financial statements is not material.

  Information with respect to the options granted, exercised, and canceled is set forth below:

                                                   YEAR ENDED        SIX MONTHS
                                                  DECEMBER 31,         ENDED
                                               --------------------  MARCH 31,
                                                 1994       1995        1996
                                               --------  ----------  ----------
   Shares under option at beginning of peri-
    od.......................................        --     430,500   705,500
   Options granted...........................   460,500     387,000    67,000
   Options exercised.........................        --     (75,500)       --
   Options canceled..........................   (30,000)     (1,500)  (62,500)
                                               --------  ----------   -------
   Shares under option at the end of period..   430,500     740,500   710,000
                                               ========  ==========   =======
   Options exercisable at end of period......    83,906     163,721   205,895
   Price per share of options granted and ex-
    ercised..................................     $0.10  $0.10-0.30     $0.30

                          VIRTUAL MACHINE WORKS, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 (INFORMATION AS OF MARCH 31, 1996 AND FOR THE SIX MONTHS ENDED MARCH 31, 1995
                            AND 1996 IS UNAUDITED)

  During 1995, 75,500 options were exercised at an option price of $0.10 per share. During the period ended December 31, 1993, no options were granted.

  A portion of the options exercised during 1995 were for common stock which is subject to restriction. This restriction provides that the common stock may be repurchased by the Company (at the option price paid by the employee), if the conditions under which the options would have become exercisable cease to exist. At December 31, 1995, 75,000 of these shares were subject to repurchase by the Company (56,250 shares were subject to repurchase at March 31, 1996).

6. CONVERTIBLE DEMAND NOTE:

  In December 1995, the Company entered into a Convertible Demand Note Agreement (the "Note") with a face value of $420,000. The Note is payable upon written demand of the holder and bears interest at 9% per annum. Upon the occurrence of certain events, the Note may be converted into convertible securities (i.e. convertible preferred stock) at the option of the holder.

  Additionally, in connection with the Note, the holder received a warrant to purchase common stock. The holder is entitled to warrant shares equal to 10% of the principal amount of the Note divided by the eventual exercise price, plus an additional 10% of the principal amount of the Note for each full month the Note remains outstanding divided by the eventual exercise price. The exercise price for warrant shares is set upon exercise at the most recent price offered for similar shares, or, if after June 30, 1996 at $1.90 per share (either is defined as the "Purchase Price"). In lieu of exercising the warrants for cash, the holder may elect to receive a number of shares equal to the value of the warrants as calculated based on the appreciation in fair value over the Purchase Price at the date of such exercise. The warrant terminates on December 31, 2005 or, if earlier, immediately prior to: the closing of an initial public offering of the Company's common stock which meets certain criteria, the closing of the sale of all or substantially all of the Company's assets, or upon the acquisition of the Company by merger. The Company has not recorded a charge for this warrant as the effect of this warrant on the computation of net loss in these financial statements is not material.

  In February 1996, the Company entered into an additional Convertible Demand Note Agreement under the same terms as the first Note with a face value of $77,884.

  All amounts outstanding at March 31, 1996 were repaid in connection with the sale of the Company (see Note 10).

7. COMMITMENTS:

  On July 24, 1995, the Company entered into a lease to rent space for its primary office and development facilities which commenced on August 1, 1995 and expires on July 31, 1998. In February 1996, the Company also entered into a lease to rent space for one of its sales offices which commenced on March 1, 1996 and expires on February 28, 1998. Under these agreements, minimum lease commitments are approximately as follows:

AS OF DECEMBER 31, 1995
- -----------------------
1996.................... $116,236
1997....................  126,324
1998....................   73,689
                         --------
                         $316,249
                         ========

AS OF MARCH 31, 1996
- --------------------
1996 (remaining nine
 months)................ $116,711
1997....................  155,124
1998....................   78,489
                         --------
                         $350,324
                         ========

  Rent expense was approximately $34,000, $88,000, $123,000 , $31,477 and
$64,000 for the years ended December 31, 1994 and 1995, for the period from October 6, 1993 (date of inception) to December 31, 1995 and for the six months ended March 31, 1995 and 1996, respectively.

                          VIRTUAL MACHINE WORKS, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 (INFORMATION AS OF MARCH 31, 1996 AND FOR THE SIX MONTHS ENDED MARCH 31, 1995
                            AND 1996 IS UNAUDITED)

8. PATENT LICENSE AGREEMENT:

  On December 22, 1993, the Company entered into an agreement with the Massachusetts Institute of Technology ("MIT") where MIT granted a license for the use of its VirtualWires technology to the Company for commercial product development. In consideration for the license, the Company agreed to: pay MIT running royalties at 1.5% of net sales from the eventual licensed products, pay MIT running royalties at 50% of any sublicense fees received by the Company for the eventual licensed products and processes, and issue 118,651 shares of common stock in the Company to MIT. In addition, among other things, the Company agreed to the following minimum net sales milestones as a covenant to the agreement. If the Company fails to meet these milestones, MIT has the right to terminate the license agreement with 90 days notice.

   1995................................................................ $125,000
   1996................................................................  250,000
   1997 and each year thereafter.......................................  500,000

  For the year ended December 31, 1995, the Company failed to meet the established milestone. The Company has received a waiver from MIT and paid MIT 1.5% of the established minimum milestone. Through March 31, 1996, the Company has not achieved the 1996 milestone. Should the Company not meet future milestones, the Company will need to obtain future waivers which are subject to MIT's approval.

9. EMPLOYEE BENEFIT PLAN:

  The Company has adopted a salary deferral plan (the "Plan") covering substantially all of its employees. The Company has made no contributions to the Plan as of December 31, 1995 or March 31, 1996.

10. SUBSEQUENT EVENT:

  As of May 23, 1996, the Company was acquired by IKOS Systems, Inc. (IKOS), a developer, manufacturer and marketer of high-performance hardware-assisted systems for simulation of integrated circuits (IC) and IC-based electronic systems. Under the terms of the purchase agreement, the stockholders of the Company will receive approximately $10.0 million in cash and approximately $5.0 million in IKOS common stock and options. Prior to March 31, 1996 and in connection with the acquisition, the Company was advanced $1,250,000 in exchange for a note. At March 31, 1996, the note is included in long-term debt in the accompanying financial statements.

              IKOS SYSTEMS, INC. AND VIRTUAL MACHINE WORKS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

  In May 1996, IKOS Systems, Inc. (IKOS) completed the acquisition of Virtual Machine Works, Inc. (VMW), a development stage company. The acquired company is currently developing logic emulation systems. Under the purchase agreement, the Company will pay approximately $10.0 million in cash and issue approximately 113,000 shares in stock to the VMW Stockholders, options to purchase VMW stock will be converted in options to purchase approximately 84,000 shares of IKOS Common Stock, and the Company will pay acquisition costs of approximately $500,000. In March 1996 the Company advanced VMW approximately $1,250,000 in exchange for a note. The purchase price allocation is based on a preliminary appraisal received by IKOS, and will be finalized upon closing to reflect the final balance sheet of VMW.

  The following unaudited pro forma condensed combined financial statements give effect to the acquisition of Virtual Machine Works, Inc. under the purchase method of accounting at the date and for the period shown. Under the purchase method of accounting, the amount relating to acquired in-process research and development will be charged to operations as of the purchase date. The Company presently expects to record a charge of approximately $9.6 million relating to the acquisition of in-process technology in the quarter ending June 29, 1996.

  The pro forma condensed combined balance sheet assumes the acquisition occurred as of March 31, 1996 (the date of the balance sheet) and presents the combined financial position of IKOS and VMW. Such unaudited pro forma information is based on the historical balance sheets for IKOS and VMW and gives effect for the pro forma adjustments described in the notes accompanying the pro forma condensed combined financial statements. The charge relating to the acquisition of in-process technology described above is included in the pro forma condensed combined balance sheet as a charge to retained earnings.

  The pro forma condensed combined statements of operations assume the acquisition took place on October 2, 1994 and October 1, 1995 and present the combined operating results of IKOS and VMW. Such unaudited pro forma information is based on the historical statements of operations for IKOS and VMW and give effect for the pro forma adjustments described in the notes accompanying the pro forma condensed combined financial statements. The charge relating to the acquisition of in-process technology described above is excluded from the pro forma statements of operations as it represents a nonrecurring item directly related to the transaction. The pro forma condensed combined statement of operations for the year ended September 30, 1995 combines the historical statement of operations information for IKOS for the fiscal year ended September 30, 1995 with the historical statement of operations for VMW for the fiscal year ended December 31, 1995. The pro forma condensed combined statement of operations for the six months ended March 30, 1996 combines the historical statement of operations information for IKOS for the six months ended March 30, 1996 with the historical statement of operations for VMW for the six months ended March 31, 1996. For presentation of comparative operating periods, the results of operations of VMW for the three months ended December 31, 1995 has been included in both the annual and the six month interim period. The net loss for VMW for the three months ended December 31, 1995 was approximately $453,000.

  These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be realized in the future.

                               IKOS SYSTEMS, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)

                                            VIRTUAL MACHINE
                         IKOS SYSTEMS, INC.   WORKS, INC.
                             HISTORICAL       HISTORICAL     PRO FORMA          PRO FORMA
                           MARCH 30, 1996   MARCH 31, 1996  ADJUSTMENTS       MARCH 30, 1996
                         ------------------ --------------- -----------       --------------
         ASSETS
Current assets..........      $29,040           $ 1,535      $(10,500)(B)        $20,075
Property and equipment..        2,339               153                            2,492
Other assets............        1,455                --           430 (C)          5,947
                                                                5,312 (C)
                                                               (1,250)(J)
                              -------           -------      --------            -------
                              $32,834           $ 1,688      $ (6,008)           $28,514
                              =======           =======      ========            =======
   LIABILITIES AND STOCKHOLDERS' EQUITY
         (NET CAPITAL DEFICIENCY)
Current liabilities.....      $ 9,196           $   774      $   (498)(A)        $ 9,472
Long term debt..........          800             1,250        (1,250)(J)            800
Other liabilities.......          248                 4                              252
Mandatory redeemable
 preferred stock........           --             2,920        (2,920)(A)             --
Commitments
Stockholders' equity:
  Common stock and paid-
   in capital...........       38,188                 1            (1)(G)         43,188
                                                                5,000 (B)
  Accumulated deficit...      (15,598)           (3,261)        3,261 (G)        (25,198)
                                                               (9,600)(C)(H)
                              -------           -------      --------            -------
    Total stockholders'
     equity (net capital
     deficiency)........       22,590            (3,260)       (1,340)            17,990
                              -------           -------      --------            -------
                              $32,834           $ 1,688      $ (6,008)           $28,514
                              =======           =======      ========            =======


    See accompanying notes to the Unaudited Pro Forma Condensed Consolidated
                             Financial Statements.

                               IKOS SYSTEMS, INC.

                              UNAUDITED PRO FORMA
                   CONDENSED COMBINED STATEMENT OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      HISTORICAL
                          ----------------------------------
                                             VIRTUAL MACHINE
                          IKOS SYSTEMS, INC.   WORKS, INC.
                          ------------------ ---------------
                                                                            PRO FORMA
                                   SIX MONTHS ENDED                         SIX MONTHS
                          ----------------------------------  PRO FORMA       ENDED
                            MARCH 30, 1996   MARCH 31, 1996  ADJUSTMENTS  MARCH 30, 1996
                          ------------------ --------------- -----------  --------------
Net revenues............       $20,431           $    --        $  --        $20,431
Cost of revenues........         4,533                --           --          4,533
                               -------           -------        -----        -------
Gross margin............        15,898                --           --         15,898
Operating expenses:
  Research and
   development..........         3,268               573           --          3,841
  Sales and marketing...         6,911               181           --          7,092
  General and
   administration.......         1,723               435           --          2,158
  Amortization of
   acquired intangibles.            --                --          603 (D)        603
                               -------           -------        -----        -------
    Total operating
     expenses...........        11,902             1,189          603         13,694
                               -------           -------        -----        -------
Income (loss) from
 operations.............         3,996            (1,189)        (603)         2,204
Other income (expense)..           499                10         (294)(F)        215
                               -------           -------        -----        -------
Income (loss) before
 income taxes...........         4,495            (1,179)        (897)         2,419
Provision (benefit) for
 income taxes...........           710                --         (103)(I)        607
                               -------           -------        -----        -------
Net income (loss).......       $ 3,785           $(1,179)       $(794)       $ 1,812
                               =======           =======        =====        =======
  Net income (loss) per
   share................         $0.49           $ (1.37)                    $  0.23
                               =======           =======                     =======
Shares used in computing
 net income (loss)
 per share..............         7,681               862                       7,878(K)
                               =======           =======                     =======


    See accompanying notes to the Unaudited Pro Forma Condensed Consolidated
                             Financial Statements.

                               IKOS SYSTEMS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       HISTORICAL
                          ------------------------------------
                                              VIRTUAL MACHINE
                          IKOS SYSTEMS, INC.    WORKS, INC.
                          ------------------ -----------------
                                      YEARS ENDED                                PRO FORMA
                          ------------------------------------  PRO FORMA        YEAR ENDED
                          SEPTEMBER 30, 1995 DECEMBER 31, 1995 ADJUSTMENTS   SEPTEMBER 30, 1995
                          ------------------ ----------------- -----------   ------------------
Net revenues............       $28,600            $    --        $    --          $28,600
Cost of revenues........         7,139                 --             --            7,139
                               -------            -------        -------          -------
Gross margin............        21,461                 --             --           21,461
Operating expenses:
  Research and
   development..........         3,999                669             --            4,668
  Sales and marketing...        11,763                289             --           12,052
  General and
   administration.......         2,301                557             --            2,858
  Charge for acquired
   in-process
   technology...........            --                 --             --               --
  Amortization of
   goodwill.............            --                 --          1,205 (D)        1,205
                               -------            -------        -------          -------
    Total operating
     expenses...........        18,063              1,515          1,205           20,783
                               -------            -------        -------          -------
Income (loss) from
 operations.............         3,398             (1,515)        (1,205)             678
Other income (expense)..           169                 22         (1,058)(E)         (867)
                               -------            -------        -------          -------
Income (loss) before
 income taxes...........         3,567             (1,493)        (2,263)            (189)
Provision (benefit) for
 income taxes...........           411                 --           (102)(I)          309
                               -------            -------        -------          -------
Net income (loss).......       $ 3,156            $(1,493)       $(2,161)         $  (498)
                               =======            =======        =======          =======
  Net income (loss) per
   share................       $  0.51            $ (1.85)                        $ (0.09)
                               =======            =======                         =======
Shares used in computing
 net income (loss) per
 share..................         6,151                806                           5,724 (K)
                               =======            =======                         =======


    See accompanying notes to the Unaudited Pro Forma Condensed Consolidated
                             Financial Statements.

                              IKOS SYSTEMS, INC.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The pro forma information presented is theoretical in nature and not necessarily indicative of the future consolidated results of operations of the Company or the consolidated results of operations which would have resulted had the Company purchased Virtual Machine Works, Inc. (VMW) during the periods presented. The pro forma condensed consolidated financial statements reflect the effects of the acquisition, assuming the acquisition and related events occurred as of March 30, 1996 for the purposes of the pro forma condensed combined balance sheet and as of October 2, 1994 and October 1, 1995 for the purposes of the pro forma condensed combined statements of operations.

2. PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENT ADJUSTMENTS:

  (A) To eliminate bridge financing from redeemable preferred stockholders and investors who were repaid with cash tendered by IKOS.

  (B) The purchase price for the completion of the VMW acquisition was determined as follows (in thousands):

     Cash.............................................................. $10,000
     IKOS common stock and stock options...............................   5,000
     Estimated transaction costs, including financing warrants.........     500
                                                                        -------
     Consideration to stockholders and optionholders of VMW............  15,500
     Previously advanced funds to VMW..................................   1,250
                                                                        -------
                                                                        $16,750
                                                                        =======

  (C) Allocation of the purchase price for the completion of the VMW acquisition was determined as follows (in thousands):

     Current assets at March 31, 1996................................. $ 1,535
     Property and equipment at March 31, 1996.........................     153
     Acquired workforce intangible....................................     430
     Goodwill.........................................................   5,312
     Assumption of VMW current and other liabilities at March 31,
      1996............................................................    (280)
     Acquired in-process technology...................................   9,600
                                                                       -------
                                                                       $16,750
                                                                       =======

  (D) Amortization of the acquired workforce and excess purchase price (goodwill) will be over the estimated useful lives of three years and five years, respectively.

  (E) Adjustment to interest expense to reflect the increased debt that would have been required had the transaction occurred on October 2, 1994.

  (F) To reduce interest income earned on the cash payment and cash advance to VMW of $11,750,000 for the purchase price and related acquisition costs.

  (G) Elimination of VMW stockholders' equity amounts.

                              IKOS SYSTEMS, INC.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  (H) The pro forma statement of operations exclude the charge of $9.6 million for purchased in-process research and development which arose from the acquisition. These charges will be included in the Company's consolidated financial statements for the year ending September 28, 1996.

    The purchase price was allocated to the tangible and intangible assets of VMW based on the fair market values of those assets using a risk adjusted discounted cash flows approach. The evaluation of the underlying technology and patent rights acquired considered the inherent difficulties and uncertainties in completing the development, and thereby achieving technological feasibility, and the risks related to the viability of and potential changes in future target markets. The underlying technology and patent rights had no alternative use (in other research and development projects or otherwise) since the technology was acquired for the sole purpose of developing emulation products.

  (I) The pro forma provision for income taxes represents the hypothetical amount that would have resulted had the Company and VMW filed consolidated income tax returns during the period presented. The Company will not receive any tax benefits for either the amounts expensed as in-process research and development costs or the expenses related to the amortization of acquired intangible assets.

  (J) To eliminate advance made by the Company to VMW prior to March 30, 1996.

  (K) Shares used in net income (loss) per share computation have been adjusted to reflect the issuance of approximately 113,037 shares of IKOS common stock and options to purchase VMW stock will be converted in options to purchase approximately 83,883 shares of IKOS common stock as if the transaction had occurred on October 2, 1994 or October 1, 1995. Common equivalent shares are excluded from the computation of net loss per share as their effect is antidilutive.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH THIS PROSPECTUS RELATES, OR AN OFFER IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               -----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Information Incorporated by Reference......................................   2
Prospectus Summary.........................................................   3
Risk Factors...............................................................   5
Use of Proceeds............................................................  11
Price Range of Common Stock................................................  11
Dividend Policy............................................................  11
Capitalization.............................................................  12
Selected Consolidated Financial Data.......................................  13
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations................................................................  14
Business...................................................................  21
Management.................................................................  30
Selling Stockholders.......................................................  32
Underwriting...............................................................  33
Legal Matters..............................................................  34
Experts....................................................................  34
Index to Financial Statements.............................................. F-1

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                              596,190 Shares

                      [LOGO OF IKOS SYSTEMS APPEARS HERE]

                                 Common Stock
                               -----------------

                                  PROSPECTUS

                               -----------------
                            Needham & Company, Inc.
                        SoundView Financial Group, Inc.
                               Unterberg Harris
                               -----------------

                                      , 1996


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the various expenses payable by the Company in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee and the NASD filing fee.

                                                                     TO BE PAID
                                                                       BY THE
                                                                     REGISTRANT
                                                                     ----------
      Securities and Exchange Commission registration fee...........  $ 11,708
      NASD filing fee...............................................     3,895
      Nasdaq National Market additional shares listing application
      fee...........................................................    17,500
      Accounting fees and expenses..................................    90,000
      Printing expenses.............................................    75,000
      Transfer agent and registrar fees and expenses................     5,000
      Blue Sky fees and expenses (including legal fees).............    15,000
      Legal fees and expenses.......................................   100,000
      Miscellaneous expenses........................................    31,897
                                                                      --------
        TOTAL.......................................................  $350,000
                                                                      ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law ("Delaware Law") permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify its directors, officers, employees, and agents to the full extent permitted by Delaware Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Company entered into separate indemnification agreements with its directors and officers which would require the Company, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to maintain directors' and officer's liability insurance, if available on reasonable terms.

  These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

  The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of the Company and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

  At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification is being sought nor is the Company aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

ITEM 16. EXHIBITS.

  The following exhibits are filed with this Registration Statement:

 EXHIBIT
 NUMBER  EXHIBIT TITLE
 ------- -------------
   1.1   Form of Underwriting Agreement (draft dated May 22, 1996).*
   2.1   Agreement and Plan of Reorganization among the Company, VMW
         Acquisition Corporation and VMW dated May 14, 1996, excluding certain of the following exhibits thereto:*
         Exhibit A Certificate of Merger of VMW Acquisition Corporation
                   with and into VMW**
         Exhibit B Merger Consideration Schedule*
         Exhibit C Irrevocable Proxy**
         Exhibit D Noncompete and Nonsolicitation Agreement**
         Exhibit E Registration Rights Agreement (included as Exhibit 4.1 hereto)*
         Exhibit F Investor Representation Letter**
         Exhibit G Indemnity Escrow Agreement**
   4.1   Form of Registration Rights Agreement by and among the Company and certain former VMW Stockholders.*
   5.1   Legal opinion of Gray Cary Ware & Freidenrich, A Professional
         Corporation, counsel to the Registrant.*
  23.1   Consent of Ernst & Young LLP, independent auditors (included as page II-5).***
  23.2   Consent of Gray Cary Ware & Freidenrich (included in Exhibit 5.1 hereto).*
  23.3   Consent of Coopers & Lybrand L.L.P. (included as page II-7 of this Registration Statement) as filed with the Commission on May
         24, 1996.*
  24.1   Power of Attorney (included as page II-5 of this Registration
         Statement) as filed with the Commission on May 24, 1996.*

- --------

  *Included with the Registration Statement as filed with the Commission on May 24, 1996.

 **To be provided to the Commission upon request.

***Included herewith.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CUPERTINO, STATE OF CALIFORNIA, ON THE 25TH DAY OF JUNE, 1996.

                                        IKOS SYSTEMS, INC.

                                            */s/ Ramon A. Nunez
                                         By: __________________________________
                                            Ramon A. Nunez
                                            President and Chief Executive
                                             Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW ON JUNE 25, 1996 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.


             SIGNATURES                                  TITLE
             ----------                                  -----


     */s/ Gerald S. Casilli             Chairman of the Board
- -------------------------------------
          GERALD S. CASILLI


      */s/ Ramon A. Nunez               President, Chief Executive Officer
- -------------------------------------
           RAMON A. NUNEZ


      /s/ Joseph W. Rockom              Vice President of Finance and
- -------------------------------------    Administration, Chief Financial
          JOSEPH W. ROCKOM               Officer and Secretary



      */s/ James R. Oyler               Director
- -------------------------------------
           JAMES R. OYLER


     */s/ Lutz P. Henckels              Director
- -------------------------------------
          LUTZ P. HENCKELS


     */s/ Glenn E. Penisten             Director
- -------------------------------------
          GLENN E. PENISTEN


*By: /s/ Joseph W. Rockom
    ___________________________
         JOSEPH W. ROCKOM,
        AS ATTORNEY-IN-FACT

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the references to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated October 17, 1995 in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of IKOS Systems, Inc. for the registration of 685,619 shares of its common stock.

  We also consent to the incorporation by reference therein of our report dated October 17, 1995 with respect to the financial statements and schedule of IKOS Systems, Inc. for each of the three years in the period ended September 30, 1995 included in the Annual Report (Form 10-K) for fiscal 1995 filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

San Jose, California

June 25, 1996

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the inclusion in this Registration Statement under the
Securities Act of 1933 on Form S-3 (File No. 333-   ) in Part I of the
Registration Statement of our report, which includes an explanatory paragraph that there is substantial doubt about the entity's ability to continue as a going concern, dated April 12, 1996, except for Note 10 as to which the date is May 23, 1996, on our audits of the financial statements of Virtual Machine Works, Inc. We also consent to the reference to our firm under the caption "Experts."

                                          COOPERS & LYBRAND L.L.P.

Boston, Massachusetts

May 23, 1996

                                                                     SCHEDULE II

                               IKOS SYSTEMS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                      BALANCE AT CHARGED TO             BALANCE
                                      BEGINNING  COSTS AND  DEDUCTIONS  AT END
                                      OF PERIOD   EXPENSES  WRITE-OFFS OF PERIOD
                                      ---------- ---------- ---------- ---------
Allowance for doubtful accounts:
  Year ended October 2, 1993.........    $122      $ --       $ --       $122
  Year ended October 1, 1994.........    $122      $ --       $ --       $122
  Year ended September 30, 1995......    $122      $  49      $ --       $171
  Six months ended March 30, 1996....    $171      $  50      $ --       $221
Warranty reserve:
  Year ended October 2, 1993.........    $ 60      $  34      $ --       $ 94
  Year ended October 1, 1994.........    $ 94      $ (18)     $ --       $ 76
  Year ended September 30, 1995......    $ 76      $  34      $ --       $ 94
  Six months ended March 30, 1996....    $ 94      $  98      $ --       $192

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                         EXHIBIT TITLE                          PAGE NO.
 -------                        -------------                          --------
   1.1   Form of Underwriting Agreement (draft dated May 22, 1996).*
   2.1   Agreement and Plan of Reorganization among the Company, VMW
         Acquisition Corporation and VMW dated May 14, 1996,
         excluding certain of the following exhibits thereto:*
         Exhibit A Certificate of Merger of VMW Acquisition
                   Corporation with and into VMW**
         Exhibit B Merger Consideration Schedule*
         Exhibit C Irrevocable Proxy**
         Exhibit D Noncompete and Nonsolicitation Agreement**
         Exhibit E Registration Rights Agreement (included as
                   Exhibit 4.1 hereto)*
         Exhibit F Investor Representation Letter**
         Exhibit G Indemnity Escrow Agreement**
   4.1   Form of Registration Rights Agreement by and among the
         Company and certain former VMW Stockholders.*
   5.1   Legal opinion of Gray Cary Ware & Freidenrich, A
         Professional Corporation, counsel to the Registrant.*
  23.1   Consent of Ernst & Young LLP, independent auditors
         (included as page II-5).***
  23.2   Consent of Gray Cary Ware & Freidenrich (included in
         Exhibit 5.1 hereto).*
  23.3   Consent of Coopers & Lybrand L.L.P. (included as page II-7 of this Registration Statement) as filed with the
         Commission on May 24, 1996.*
  24.1   Power of Attorney (included as page II-5 of this
         Registration Statement) as filed with the Commission of May
         24, 1996.*

- --------

  *Included with the Registration Statement as filed with the Commission on May
   24, 1996.

 **To be provided to the Commission upon request.

***Included herewith.